AGREEMENT AND PLAN OF MERGER

By and Among

ACQUIRED SALES CORP.

GERARD M. JACOBS

WILLIAM C. JACOBS

and

CBD LION LLC

ERIK LUNDGREN

KATIE NAUERT

ANDREW STEPNIAK

GARY LUNDGREN

and

GAYLE LUNDGREN

Dated as of August 15, 2019

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AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), is entered into as of August 15, 2019, by and between Acquired Sales Corp., a Nevada corporation (“AQSP”), Gerard M. Jacobs (“GMJ”), William C. Jacobs (“WCJ” and together with GMJ, each, a “Jacobs Owner” and collectively, the “Jacobs Owners”) and CBD LION LLC, an Illinois limited liability company (the “Company”) and each of Erik Lundgren, Katie Nauert, Andrew Stepniak, Gary Lundgren and Gayle Lundgren (each, a “Company Owner” and collectively, the “Company Owners”). Capitalized terms used herein (including in the immediately preceding sentence) and not otherwise defined herein shall have the meanings set forth in Section 9.1.

RECITALS

WHEREAS, the parties intend for AQSP to acquire the Company, on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, in furtherance of such acquisition of the Company by AQSP, and on the terms and subject to the conditions set forth in this Agreement and in accordance with the Nevada Business Corporation Act (the “NVCA”) and the Illinois Limited Liability Company Act (the “IL LLCA”), the Company shall be merged with and into AQSP (the “Merger”), with AQSP as the surviving entity (the “Surviving Entity”), and each membership interest (as defined in the IL LLCA and issued by the Company in accordance with the Company Operating Agreement) in the Company (the “Company Membership Interests”) shall be converted into the right to receive the Merger Consideration;

WHEREAS, the Manager of the Company (the “Company Manager”) and its owners have: (a) determined that it is in the best interests of the Company and the holders of Company Membership Interests, and declared it advisable, to enter into this Agreement with AQSP; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the Board of Directors of AQSP (the “AQSP Board”) has: (a) determined that it is in the best interests of AQSP and its stockholders, and declared it advisable, to enter into this Agreement; and (b) approved the execution, delivery, and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;

WHEREAS, the AQSP Board has resolved to recommend that the holders of shares of AQSP’s common stock, par value $0.001 per share (the “AQSP Common Stock”) approve the issuance of shares of AQSP Common Stock in connection with the Merger on the terms and subject to the conditions set forth in this Agreement (the “AQSP Stock Issuance”);

WHEREAS, for U.S. federal income tax purposes, the parties intend that the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be, and is hereby, adopted as a plan of reorganization within the meaning of Section 368(a) of the Code; and

2

WHEREAS, the parties desire to make certain representations, warranties, covenants, and agreements in connection with the Merger and the other transactions contemplated by this Agreement and also to prescribe certain terms and conditions to the Merger.

NOW, THEREFORE, in consideration of the foregoing and of the representations, warranties, covenants, and agreements contained in this Agreement, the parties, intending to be legally bound, agree as follows:

ARTICLE I

THE MERGER

Section 1.1The Merger. On the terms and subject to the conditions set forth in this Agreement, and in accordance with the NVCA and the IL LLCA, at the Effective Time: (i) the Company shall merge with and into AQSP; (ii) the separate corporate existence of the Company shall cease; and (iii) AQSP shall continue its corporate existence under the NVCA as the surviving corporation in the Merger.

Section 1.2Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Merger (the “Closing”) shall take place at 12:01 p.m., Chicago time, as soon as practicable (and, in any event, within three Business Days) after the satisfaction or, to the extent permitted hereunder, waiver of all conditions to the Merger set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted hereunder, waiver of all such conditions), unless this Agreement has been terminated pursuant to its terms or unless another time or date is agreed to in writing by the parties hereto. The Closing shall be held at the offices of Taft Stettinius & Hollister LLP, 111 E. Wacker Drive, Suite 2800, Chicago, Illinois 60601, unless another place is agreed to in writing by the parties hereto, and the actual date of the Closing is hereinafter referred to as the “Closing Date.”

Section 1.3Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and AQSP shall cause articles of merger (the “NV Articles of Merger”) to be executed, acknowledged, and filed with the Secretary of State of the State of Nevada in accordance with the relevant provisions of the NVCA and articles of merger (the “IL Articles of Merger”) with the Secretary of State of the State of Illinois in accordance with the relevant provisions of the IL LLCA and shall make all other filings or recordings required under the NVCA and the IL LLCA. The Merger shall become effective at such time as the NV Articles of Merger has been duly filed with the Secretary of State of the State of Nevada and the IL Articles of Merger have been duly filed with the Secretary of State of the State of Illinois or at such later date or time as may be agreed by the Company and AQSP in writing and specified in the NV Articles of Merger in accordance with the NVCA (the effective time of the Merger being hereinafter referred to as the “Effective Time”).

Section 1.4Effects of the Merger. The Merger shall have the effects set in this Agreement and in the applicable provisions of the NVCA and the IL LLCA. Without limiting the generality of the foregoing, and subject thereto from and after the Effective Time, the effects of the Merger shall be that all assets, property, rights, privileges, immunities, powers, franchises,

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licenses, and authority of the Company shall vest in AQSP, and all debts, liabilities, obligations, restrictions, and duties of the Company shall become the debts, liabilities, obligations, restrictions, and duties of AQSP.

Section 1.5Organizational Documents. At the Effective Time: (i) the articles of incorporation of AQSP shall be the articles of incorporation of the Surviving Entity; and (ii) the by-laws of AQSP shall be the by-laws of the Surviving Entity.

Section 1.6Directors and Officers. At the Effective Time, the directors of AQSP shall be Gerard M. Jacobs (Chairman), Erik S. Lundgren (Vice Chairman),Vincent J. Mesolella (Lead outside director), Thomas W. Hines, James S. Jacobs, Joshua A. Bloom, Richard E. Morrissy, Michael D. McCaffrey and a ninth director who will be designated by Erik S. Lundgren and reasonably acceptable to Gerard M. Jacobsand the officers of AQSP shall be as set forth below, each to hold the office until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation, or removal in accordance with applicable Law.

Gerard M. Jacobs - Chairman, CEO and Secretary

William C. Jacobs - President, CFO and Treasurer

Erik S. Lundgren - Co-Founder, Co-Vice Chairman, Co-Chief Operating Officer

Katie M. Nauert - Co-Founder and Chief Branding Officer

Andrew R. Stepniak - Co-Founder and and Co-Chief Technology Officer

ARTICLE II

EFFECT OF THE MERGER ON CAPITAL STOCK; EXCHANGE OF CERTIFICATES

Section 2.1  Effect of the Merger. At the Effective Time, as a result of the Merger and without any action on the part of AQSP or the Company or the holder of any capital stock of AQSP or Company Membership Interests:

(a)Conversion of Membership Interests. Each Company Membership Interest issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive: (i) such number of shares of AQSP Common Stock equal to the product of (A) the Interest Ratio, multiplied by (B) the Stock Consideration (such product, the “Per Interest Stock Consideration”); (ii) an amount in cash equal to the product of (A) the Interest Ratio, multiplied by (B) the Cash Consideration (such product, the “Per Interest Cash Consideration”); and (iii) any cash in lieu of fractional shares of AQSP Common Stock payable pursuant to Section 2.1(c).

(b)Cancellation of Membership Interests. At the Effective Time, all Company Membership Interests shall no longer be outstanding and shall be cancelled and retired and shall cease to exist, and each holder of a Company Membership Interest shall, subject to applicable Law, cease to have any rights with respect thereto, except the right to receive (A) the Merger Consideration in accordance with Section 2.2, and (B) any cash in lieu of fractional shares of AQSP Common Stock payable pursuant to Section 2.1(c).

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(c)Fractional Shares. No certificates or scrip representing fractional shares of AQSP Common Stock shall be issued upon the conversion of Company Membership Interests pursuant to Section 2.1(a) and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a holder of shares of AQSP Common Stock. Notwithstanding any other provision of this Agreement, each holder of Company Membership Interests converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of AQSP Common Stock (after taking into account all Company Membership Interests exchanged by such holder) shall in lieu thereof, receive in cash (rounded to the nearest whole cent), without interest, an amount equal to such fractional amount multiplied by the 10-Day Trading Average.

Section 2.2  Payment of Merger Consideration.  For purposes of payment of the Merger Consideration (and the payment in lieu of fractions shares pursuant to Section 2.1(c)), AQSP shall be entitled to rely on the information set forth in Section 3.2(a) of the Company Disclosure Letter with respect to the number of Company Membership Interests held by each Company Owner and the wire instructions identified for payment to each Company Owner. At or promptly following the Effective Time, AQSP shall: (a) deliver to its transfer agent irrevocable instructions to issue to each Company Owner a number of whole shares of AQSP Common Stock equal to the excess of (i) the product of (A) the number of Company Membership Interests owned by the Company Owner, multiplied by (B) the Per Interest Stock Consideration reduced by (ii) the Company Owner’s Pro Rata Share of the Escrowed Shares and (b) deliver to each Company Owner cash, delivered by wire transfer, in an amount equal to the excess of (i) the product of (A) the number of Company Membership Interests owned by the Company Owner, multiplied by (B) the Per Interest Cash Consideration reduced by (ii) the Company Owner’s Pro Rata Share of the Escrowed Cash. At or promptly following the Effective Time, AQSP shall: (x) deliver to its transfer agent irrevocable instructions to issue to each Company Owner (but deliver to the Escrow Agent) a number of whole shares of AQSP Common Stock equal to the Company Owner’s Pro Rata Share of the Escrowed Shares, and (y) deliver to the Escrow Agent the Escrowed Cash.

Section 2.3  Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of AQSP Common Stock shall occur by reason of any reclassification, recapitalization, stock split (including a reverse stock split), or combination, exchange, readjustment of shares, or similar transaction, or any stock dividend or distribution paid in stock, the Stock Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.4  Withholding Rights. AQSP shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any Tax Laws.

Section 2.5  Tax Treatment. The Merger is intended to constitute a “reorganization” within the meaning of Section 368(a) of the Code.

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ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE COMPANY OWNERS

Except as set forth in the correspondingly numbered Section of the Company Disclosure Letter that relates to such Section or in another Section of the Company Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section, the Company and each Company Owner (jointly and severally) hereby represents and warrants to AQSP as follows:

Section 3.1  Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. The Company is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Illinois and has the requisite limited liability company power and authority to own, lease, and operate its assets and to carry on its business as now conducted. The Company is duly qualified or licensed to do business as a foreign limited liability company in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary, except where the failure to be so qualified or licensed or to be in good standing, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)Charter Documents. The Company has delivered or made available to AQSP a true and correct copy of the Company’s Charter Documents. The Company is not in violation of any of the provisions of its Charter Documents.

(c)Subsidiaries. The Company has no Subsidiaries.

Section 3.2  Capital Structure.

(a)Membership Interests. The Company Owners are the only owners of record and beneficial owners of Company Membership Interests. Section 3.2(a) of the Company Disclosure Letter accurately sets forth the outstanding Company Membership Interests as of the date hereof and the beneficial owner thereof. The Company Membership Interests have been duly authorized and validly issued, and are owned of record and beneficially by the applicable owner thereof free and clear of all Liens, other than those Liens set forth in Section 3.2(a) of the Company Disclosure Letter. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the capital stock of the Company or obligating the Company to issue or sell any equity securities of, or any other interest in, the Company, its business or its assets. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Company Membership Interests except as set forth in Section 3.2(a) of the Company

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Disclosure Letter. Except as provided in this Agreement, the Company does not have any legal obligation to effect any merger, consolidation or reorganization of the Company, nor to enter into any agreement with respect thereto, nor to redeem or repurchase any membership interests, nor to issue any dividends or to make any divestitures except the Estimated Tax Distribution.

Section 3.3Authority; Non-Contravention; Governmental Consents.

(a)Authority. The Company has all requisite limited liability company power and authority to enter into and to perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action on the part of the Company and no other actions on the part of the Company are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming due execution and delivery by AQSP, constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by the Company, and the consummation by the Company of the transactions contemplated by this Agreement, including the Merger, do not and shall not: (i) contravene or conflict with, or result in any violation or breach of, the Charter Documents of the Company or any Company Permit; (ii) assuming that all Consents contemplated by Section 3.3(c) have been obtained or made, conflict with or violate any Law applicable to the Company or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the Company’s loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which the Company is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of the Company.

(c)Governmental Consents. No consent, approval, order, or authorization of, or registration, declaration, or filing with, or notice to (any of the foregoing being a “Consent”), any supranational, national, state, municipal, local, or foreign government, any instrumentality, subdivision, court, administrative agency or commission, or other governmental authority, or any quasi-governmental or private body exercising any regulatory or other governmental or quasi-governmental authority (a “Governmental Entity”) is required to be obtained or made by the Company in connection with the execution, delivery, and performance by the Company of this Agreement or the consummation by the Company of the Merger and other transactions contemplated hereby, except for: (i) the filing of the NV Articles of Merger with the Secretary of State

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of the State of Nevada and the IL Articles of Merger with the Secretary of State of the State of Illinois; (ii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC; and (iii) the other Consents of Governmental Entities listed in Section 3.3(c) of the Company Disclosure Letter (the “Other Governmental Approvals”).

Section 3.4Company Financial Statements; Undisclosed Liabilities.

(a)Financial Statements. Attached as Section 3.4(a) of Company Disclosure Letter are (a) copies of the Company’s unaudited financial statements consisting of the balance sheet of the Company as of December 31 of each of the years 2018 and 2017 and the related statements of income for the calendar years (or partial calendar year, with respect to 2017) then ended (the “Annual Financial Statements”) and (b) an unaudited balance sheet of the Company as of June 30, 2019 (the “Interim Balance Sheet”) and the related statements of income for the six (6) month period then ended (together with the Interim Balance Sheet the “Interim Financial Statements” and the Interim Financial Statements, together with the Annual Financial Statements, the “Financial Statements”). The Financial Statements (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of Interim Financial Statements, subject, in the case of the Interim Financial Statements, to year-end adjustments; and (ii) are based on the books and records of the Company, and fairly present in all material respects the financial condition of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated.

(b)Undisclosed Liabilities. The Company does not have any Liabilities other than Liabilities that: (i) are reflected or reserved against in the Interim Balance Sheet; (ii) were incurred since the date of the Interim Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

Section 3.5  Absence of Certain Changes or Events. Since the date of the Interim Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, the business of the Company has been conducted in the ordinary course of business consistent with past practice and there has not been or occurred:

(a)any Company Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; or

(b)any event, condition, action, or effect that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 5.1.

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Section 3.6  Taxes.

(a)Tax Returns and Payment of Taxes. The Company has timely made all tax filings necessary to be treated as a subchapter S Corporation under the Code since its formation. The Company has duly and timely filed or caused to be filed (taking into account any valid extensions) all Tax Returns required to be filed by it and has not revoked its election to be treated as a subchapter S Corporation or elected to be classified as a partnership for federal income tax purposes. Such Tax Returns are true, complete, and correct in all material respects. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, the Company has made an adequate provision for such Taxes in the Financial Statements.

(b)Availability of Tax Returns. The Company has made available to AQSP complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or its Subsidiaries for any Tax period ending on or after December 31, 2017.

(c)Withholding. The Company has withheld and timely paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Employee and complied with all information reporting and backup withholding provisions of applicable Law.

(d)Liens. There are no Liens for Taxes upon the assets of the Company other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves has been made in the Company’s Financial Statements.

(e)Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted, or assessed in writing by any taxing authority against the Company remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of the Company. There are no audits, suits, proceedings, investigations, claims, examinations, or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of the Company.

(f)Tax Jurisdictions. No claim has ever been made in writing by any taxing authority in a jurisdiction where the Company does not file Tax Returns that the Company may be subject to Tax in that jurisdiction.

(g)Intended Tax Treatment. The Company has not taken or agreed to take any action, and the Knowledge of the Company there exists no facts or circumstances, that is reasonably likely to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

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Section 3.7  Intellectual Property.

(a)Scheduled Company-Owned IP. Section 3.7(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of all: (i) Company-Owned IP that is the subject of any issuance, registration, certificate, application, or other filing by, to or with any Governmental Entity or authorized private registrar, including patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and pending applications for registration, and internet domain name registrations; and (ii) material unregistered Company-Owned IP.

(b)Right to Use; Title. The Company or one of its Subsidiaries is the sole and exclusive owner of all right, title, and interest in and to the Company-Owned IP, and has the valid and enforceable right to use all other Intellectual Property used in or necessary for the conduct of the business of the Company as currently conducted and as proposed to be conducted (“Company IP”), in each case, free and clear of all Liens, other than Permitted Liens. None of any Company Owner, Chris Nauert, or Chris Weiland has any ownership interest in, or any claim in or with respect to, any Intellectual Property used by the Company in the conduct of its business.

(c)Validity and Enforceability. The Company’s rights in the Company-Owned IP are valid, subsisting, and enforceable.

(d)Non-Infringement. The conduct of the businesses of the Company has not infringed, misappropriated, or otherwise violated, and is not infringing, misappropriating, or otherwise violating, any Intellectual Property of any other Person. To the Knowledge of the Company, no third party is infringing upon, violating, or misappropriating any Company IP.

(e)IP Legal Actions and Orders. There are no Legal Actions pending or, to the Knowledge of the Company, threatened: (i) alleging any infringement, misappropriation, or violation by the Company of the Intellectual Property of any Person; or (ii) challenging the validity, enforceability, or ownership of any Company-Owned IP or the Company’s rights with respect to any Company IP. The Company is not subject to any outstanding Order that restricts or impairs the use of any Company-Owned IP.

(f)Company IT Systems. Since the Company’s formation, to the Company’s Knowledge there have been no security breaches of, unauthorized access to or use of, failures or unplanned outages in, or other adverse integrity or security events affecting any Company IT Systems or the data or transactions stored or processed thereon.

Section 3.8  Compliance; Permits.

(a)Compliance. The Company is and, since its formation, has been in material compliance with, all Laws or Orders applicable to the Company or by which the Company or any of its businesses or properties is bound. Since the Company’s formation, no Governmental Entity has issued any notice or notification stating that the Company is not in compliance with any Law.

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(b)Permits. The Company, to the extent necessary to operate its business as such business is being operated as of the date hereof, holds all permits, licenses, registrations, variances, clearances, consents, commissions, franchises, exemptions, orders, authorizations, and approvals from Governmental Entities (collectively, “Permits”). No suspension, cancellation, non-renewal, or adverse modifications of any Permits of the Company is pending or, to the Knowledge of the Company, threatened. The Company is and, since its formation, has been in compliance with the terms of all Permits. To the Company’s Knowledge, the consummation of the Merger will not require AQSP to obtain any additional Permits in order for AQSP to carry on the business of the Company (as the surviving entity) as currently conducted and be in compliance with all Laws.

Section 3.9Litigation; Other Activities.

(a)There is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company or any of its properties or assets or, to the Knowledge of the Company, any officer or director of the Company in their capacities as such other than any such Legal Action that: (a) does not involve an amount in controversy in excess of $25,000; and (b) does not seek material injunctive or other material non-monetary relief. None of the Company or any of its properties or assets is subject to any order, writ, assessment, decision, injunction, decree, ruling, or judgment (“Order”) of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent.

(b)The Company has properly accounted (in all material respects) for all cash received by the Company and paid out by the Company in the operation of the business. Neither the Company nor any of the Owners or the Company’s officers or Managers, employees or agents have made or authorized any bribe, rebate, payoff, influence payment, kickback or other unlawful payment of funds or received or retained any funds in violation of any Law.

Section 3.10Brokers’ and Finders’ Fees. The Company has not incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated by this Agreement.

Section 3.11Related Person Transactions. There are, and since January 1, 2018, there have been, no Contracts, transactions, arrangements, or understandings between the Company, on the one hand, and any Affiliate (including any director, officer, or employee) thereof or any holder of 5% or more of the Company Membership Interests other than those set forth on Section 3.11 of the Company Disclosure Letter.

Section 3.12Employee Matters.

(a)Schedule. Section 3.12(a) of the Company Disclosure Letter contains a true and complete list, as of the date hereof, of each employment agreement, bonus agreement, pension plan, other plan, program, policy, agreement, collective bargaining agreement, or other arrangement providing for compensation, severance, deferred

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compensation, performance awards, stock or stock-based awards, fringe, retirement, death, disability, medical, or wellness benefits, or other employee benefits or remuneration of any kind, including each employment, termination, severance, retention, change in control, or consulting or independent contractor plan, program, arrangement, or agreement, in each case whether written or unwritten or otherwise, funded or unfunded, insured or self-insured, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, which is or has been sponsored, maintained, contributed to, or required to be contributed to, by the Company for the benefit of any current or former employee, independent contractor, consultant, or director of the Company (each, a “Company Employee”), or with respect to which the Company or any Company ERISA Affiliate has or may have any Liability (collectively, the “Company Employee Plans”).

(b)Documents. The Company has made available to AQSP correct and complete copies (or, if a plan or arrangement is not written, a written description) of all Company Employee Plans and amendments thereto, and, to the extent applicable: (i) all related trust agreements, funding arrangements, insurance contracts, and service provider agreements now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise; (ii) the most recent determination letter received regarding the tax-qualified status of each Company Employee Plan; (iii) the most recent financial statements for each Company Employee Plan; (iv) the Form 5500 Annual Returns/Reports and Schedules for the most recent plan year for each Company Employee Plan; (v) the current summary plan description for each Company Employee Plan; and (vi) all actuarial valuation reports related to any Company Employee Plans.

(c)Employee Plan Compliance. (i) Each Company Employee Plan (including any multiemployer plans within the meaning of Section 3(37) of ERISA (each a “Multiemployer Plan”)) has been established, administered, and maintained in all material respects in accordance with its terms and in material compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) all the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code are so qualified and have received timely determination letters from the IRS and no such determination letter has been revoked nor, to the Knowledge of the Company, has any such revocation been threatened, or with respect to a prototype plan, can rely on an opinion letter from the IRS to the prototype plan sponsor, to the effect that such qualified retirement plan and the related trust are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and to the Knowledge of the Company no circumstance exists that is likely to result in the loss of such qualified status under Section 401(a) of the Code; (iii) the Company and its Subsidiaries, where applicable, have timely made all contributions, benefits, premiums, and other payments required by and due under the terms of each Company Employee Plan and applicable Law and accounting principles, and all benefits accrued under any unfunded Company Employee Plan have been paid, accrued, or otherwise adequately reserved to the extent required by, and in accordance with GAAP; (iv) except to the extent limited by applicable Law, each Company Employee Plan can be amended, terminated, or otherwise discontinued after the Effective Time in accordance with its terms, without material liability to AQSP or the Company (other than ordinary administration Expenses and in respect of accrued benefits

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thereunder); (v) there are no investigations, audits, inquiries, enforcement actions, or Legal Actions pending or, to the Knowledge of the Company, threatened by the IRS, U.S. Department of Labor, Health and Human Services, Equal Employment Opportunity Commission, or any similar Governmental Entity with respect to any Company Employee Plan; (vi) there are no Legal Actions pending, or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan (in each case, other than routine claims for benefits); and (vii) to the Knowledge of the Company, neither the Company nor any of its Company ERISA Affiliates has engaged in a transaction that could subject the Company or any Company ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(d)Plan Liabilities. Neither the Company nor any Company ERISA Affiliate has: (i) incurred or reasonably expects to incur, either directly or indirectly, any liability under Title I or Title IV of ERISA, or related provisions of the Code or foreign Law relating to any Company Employee Plan and nothing has occurred that constitute grounds under Title IV of ERISA to terminate, or appoint a trustee to administer, any Company Employee Plan; (ii) except for payments of premiums to the Pension Benefit Guaranty Corporation (“PBGC”) which have been timely paid in full, not incurred any liability to the PBGC in connection with any Company Employee Plan covering any active, retired, or former employees or directors of the Company or any Company ERISA Affiliate, including, without limitation, any liability under Sections 4069 or 4212(c) of ERISA or any penalty imposed under Section 4071 of ERISA, or ceased operations at any facility, or withdrawn from any such Company Employee Plan in a manner that could subject it to liability under Sections 4062, 4063 or 4064 of ERISA; (iii) failed to satisfy the health plan compliance requirements under the Affordable Care Act, including related information reporting requirements; (iv) failed to comply with Section 601 et. seq. of ERISA and Section 4980B of the Code, regarding the health plan continuation coverage requirements under COBRA; (v) failed to comply with the privacy, security, and breach notification requirements under HIPAA; or (vi) incurred any withdrawal liability (including any contingent or secondary withdrawal liability) within the meaning of Sections 4201 or 4204 of ERISA to any Multiemployer Plan and nothing has occurred that presents a material risk of the occurrence of any withdrawal from or the partition, termination, reorganization, or insolvency of any such Multiemployer Plan which could result in any liability of the Company or any Company ERISA Affiliate to any such Multiemployer Plan. No complete or partial termination of any Company Employee Plan has occurred or is expected to occur.

(e)Certain Company Employee Plans. With respect to each Company Employee Plan:

(i)no such plan is a “multiemployer plan” within the meaning of Section 3(37) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code and neither the Company nor any of its Company ERISA Affiliates has now or at any time since the formation of the Company contributed to, sponsored, maintained, or had any liability or obligation in respect of any such Multiemployer Plan or multiple employer plan;

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(ii)no Legal Action has been initiated by the PBGC to terminate any such Company Employee Plan or to appoint a trustee for any such Company Employee Plan;

(iii)no Company Employee Plan is subject to the minimum funding standards of Section 302 of ERISA or Section 412 or 430 of the Code, and none of the assets of the Company or any Company ERISA Affiliate is, or may reasonably be expected to become, the subject of any lien arising under Section 303 of ERISA or Sections 430 or 436 of the Code; and

(iv)no “reportable event,” as defined in Section 4043 of ERISA, has occurred, or is reasonably expected to occur, with respect to any such Company Employee Plan.

(f)No Post-Employment Obligations. No Company Employee Plan provides post-termination or retiree health benefits to any person for any reason, except as may be required by COBRA or other applicable Law, and neither the Company nor any Company ERISA Affiliate has any Liability to provide post-termination or retiree health benefits to any person or ever represented, promised, or contracted to any Company Employee (either individually or to Company Employees as a group) or any other person that such Company Employee(s) or other person would be provided with post-termination or retiree health benefits, except to the extent required by COBRA or other applicable Law.

(g)Potential Governmental or Lawsuit Liability. Other than routine claims for benefits: (i) there are no pending or, to the Knowledge of the Company, threatened claims by or on behalf of any participant in any Company Employee Plan, or otherwise involving any Company Employee Plan or the assets of any Company Employee Plan; and (ii) no Company Employee Plan is presently or has since formation of the Company, been the subject of an examination or audit by a Governmental Entity or is the subject of an application or filing under, or is a participant in, an amnesty, voluntary compliance, self-correction, or similar program sponsored by any Governmental Entity.

(h)Section 409A Compliance. Each Company Employee Plan that is subject to Section 409A of the Code has been operated in compliance with such section and all applicable regulatory guidance (including, without limitation, proposed regulations, notices, rulings, and final regulations).

(i)Health Plan Compliance. The Company complies in all material respects with the applicable requirements under the Affordable Care Act, the Code, ERISA, COBRA, HIPAA, and other federal requirements for employer-sponsored health plans, and any corresponding requirements under state statutes, with respect to each Company Employee Plan that is a group health plan within the meaning of Section 733(a) of ERISA, Section 5000(b)(1) of the Code, or such state statute.

(j)Effect of Transaction. Neither the execution or delivery of this Agreement, the consummation of the Merger, nor any of the other transactions contemplated by this

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Agreement shall (either alone or in combination with any other event): (i) entitle any current or former director, employee, contractor, or consultant of the Company to severance pay or any other payment; (ii) accelerate the timing of payment, funding, or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend, or terminate any Company Employee Plan; or (iv) increase the amount payable or result in any other material obligation pursuant to any Company Employee Plan. No amount that could be received (whether in cash or property or the vesting of any property) as a result of the consummation of the transactions contemplated by this Agreement by any employee, director, or other service provider of the Company under any Company Employee Plan or otherwise would not be deductible by reason of Section 280G of the Code nor would be subject to an excise tax under Section 4999 of the Code.

(k)Employment Law Matters. The Company: (i) is in compliance with all applicable Laws and agreements regarding hiring, employment, termination of employment, plant closing and mass layoff, employment discrimination, harassment, retaliation, and reasonable accommodation, leaves of absence, terms and conditions of employment, wages and hours of work, employee classification, employee health and safety, use of genetic information, leasing and supply of temporary and contingent staff, engagement of independent contractors, including proper classification of same, payroll taxes, and immigration with respect to Company Employees, and contingent workers; and (ii) is in compliance with all applicable Laws relating to the relations between it and any labor organization, trade union, work council, or other body representing Company Employees.

(l)Labor. The Company is not party to, or subject to, any collective bargaining agreement or other agreement with any labor organization, work council, or trade union with respect to any of its or their operations. There are no Legal Actions, government investigations, or labor grievances pending, or, to the Knowledge of the Company, threatened relating to any employment related matter involving any Company Employee or applicant, including, but not limited to, charges of unlawful discrimination, retaliation or harassment, failure to provide reasonable accommodation, denial of a leave of absence, failure to provide compensation or benefits, unfair labor practices, or other alleged violations of Law.

Section 3.13Real Property and Personal Property Matters.

(a)Owned Real Estate. The Company does not own any Real Estate. The Company is not a party to any agreement or option to purchase any real property or interest therein.

(b)Leased Real Estate. Section 3.13(b) of the Company Disclosure Letter contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the date hereof for each such Leased Real Estate (including the date and name of the parties to such Lease document). The Company has delivered to AQSP a true and complete copy of each such Lease. Except as set forth on Section 3.13(b) of the Company Disclosure Letter, with

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respect to each of the Leases: (i) such Lease is legal, valid, binding, enforceable, and in full force and effect; (ii) neither the Company, nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default under such Lease; (iii) the Company’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of the Company, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease other than Permitted Liens. The Company has not assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has the Company subleased, licensed, or otherwise granted any Person  a right to use or occupy such Leased Real Estate or any portion thereof.

(c)Real Estate Used in the Business. The Leased Real Estate identified in Section 3.13(b) of the Company Disclosure Letter comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company.

(d)Personal Property. The Company is in possession of and have good and marketable title to the machinery, equipment, furniture, fixtures, and other tangible personal property and assets owned, leased, or used by the Company free and clear of all Liens other than Permitted Liens. All such machinery, equipment, furniture, fixtures and tangible person property are in good working condition and repair, ordinary wear and tear excepted.

Section 3.14Environmental Matters. Except for such matters as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a)The Company is, and has been, in compliance with all Environmental Laws, which compliance includes the possession, maintenance of, compliance with, or application for, all Permits required under applicable Environmental Laws for the operation of the business of the Company as currently conducted.

(b)The Company has not disposed of, released, or discharged any Hazardous Substances on, at, under, in, or from any real property currently or, to the Knowledge of the Company, formerly owned, leased, or operated by it or at any other location that is: (i) currently subject to any investigation, remediation, or monitoring; or (ii) reasonably likely to result in liability to the Company, in either case of (i) or (ii) under any applicable Environmental Laws.

(c)The Company has not: (i) produced, processed, manufactured, generated, transported, treated, handled, used, or stored any Hazardous Substances, except in compliance with Environmental Laws, at any Leased Real Estate; or (ii) exposed any employee or any third party to any Hazardous Substances under circumstances reasonably expected to give rise to any material Liability or obligation under any Environmental Law.

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(d)The Company has not received written notice of and there is no Legal Action pending, or to the Knowledge of the Company, threatened against the Company, alleging any Liability or responsibility under or non-compliance with any Environmental Law or seeking to impose any financial responsibility for any investigation, cleanup, removal, containment, or any other remediation or compliance under any Environmental Law. The Company is not subject to any Order, settlement agreement, or other written agreement by or with any Governmental Entity or third party imposing any material Liability or obligation with respect to any of the foregoing.

(e)The Company has not expressly assumed or retained any Liabilities under any applicable Environmental Laws of any other Person, including in any acquisition or divestiture of any property or business.

Section 3.15Material Contracts.

(a)Material Contracts. For purposes of this Agreement, “Company Material Contract” shall mean the following to which the Company is a party or any of the respective assets are bound (excluding any Leases):

(i)any employment or consulting Contract (in each case with respect to which the Company has continuing obligations as of the date hereof) with any current or former (A) officer of the Company, (B) Company Manager, or (C) Company Employee;

(ii)any Contract providing for indemnification or any guaranty by the Company, other than any Contract providing for indemnification of customers or other Persons pursuant to Contracts entered into in the ordinary course of business;

(iii)any Contract that purports to limit the right of the Company (A) to engage in any line of business, (B) compete with any Person or solicit any client or customer, or (C) operate in any geographical location;

(iv)any Contract relating to the disposition or acquisition, directly or indirectly (by merger, sale of stock, sale of assets, or otherwise), by the Company after the date of this Agreement of assets or capital stock or other equity interests of any Person, outside the ordinary course of business;

(v)any Contract that grants any right of first refusal, right of first offer, or similar right with respect to any assets, rights, or properties of the Company;

(vi)any Contract that contains any provision that requires the purchase of all or a portion of the Company’s requirements for a given product or service from a given third party;

(vii)any Contract that obligates the Company to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar

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covenant with any third party or upon consummation of the Merger shall obligate AQSP or any of its Subsidiaries to conduct business on an exclusive or preferential basis or that contains a “most favored nation” or similar covenant with any third party;

(viii)any partnership, joint venture, limited liability company agreement, or similar Contract relating to the formation, creation, operation, management, or control of any joint venture, partnership, or limited liability company;

(ix)any mortgages, indentures, guarantees, loans, or credit agreements, security agreements, or other Contracts, in each case relating to indebtedness for borrowed money, whether as borrower or lender, other than accounts receivables and payables;

(x)any employee collective bargaining agreement or other Contract with any labor union;

(xi)any Company IP Agreement, other than licenses for shrinkwrap, clickwrap, or other similar commercially available off-the-shelf software that has not been modified or customized by a third party for the Company;

(xii)any other Contract under which the Company is obligated to make payment or incur costs in excess of $25,000 in any year and which is not otherwise described in clauses (i)–(xii) above; or

(xiii)any Contract which is not otherwise described in clauses (i)-(xiii) above that is material to the Company.

(b)Schedule of Material Contracts; Documents. Section 3.15(b) of the Company Disclosure Letter sets forth a true and complete list as of the date hereof of all Company Material Contracts. The Company has made available to AQSP correct and complete copies of all Company Material Contracts, including any amendments thereto.

(c)No Breach. (i) All the Company Material Contracts are legal, valid, and binding on the Company, enforceable against it in accordance with its terms, and is in full force and effect; (ii) neither the Company nor, to the Knowledge of the Company, any third party has violated any provision of, or failed to perform any obligation required under the provisions of, any Company Material Contract; and (iii) neither the Company nor, to the Knowledge of the Company, any third party is in breach, or has received written notice of breach, of any Company Material Contract.

Section 3.16Insurance. All insurance policies of the Company are in full force and effect and provide insurance in such amounts and against such risks as the Company reasonably has determined to be prudent, taking into account the industries in which the Company operates, and as is sufficient to comply with applicable Law. The Company is not in breach or default, and the Company has not taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of, any

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of such insurance policies. To the Knowledge of the Company: (i) no insurer of any such policy has been declared insolvent or placed in receivership, conservatorship, or liquidation; and (ii) no notice of cancellation or termination, other than pursuant to the expiration of a term in accordance with the terms thereof, has been received with respect to any such policy.

Section 3.17Information Supplied. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in the Schedule 14C information statement to be filed with the SEC and sent to the AQSP stockholders in connection with the AQSP Stockholder Approval Matters (including any amendments or supplements thereto, the “Information Statement”) shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of the Company.

Section 3.18Outside CBD Business. As of the date hereof and as of the Closing, no Owner has any interest in any brand, product, Person or business engaged in the manufacturing, sale, distribution or transport of CBD-infused products other than through the Company (with any interests such businesses being referred to herein as an “Outside CBD Business Interests”). For the avoidance of doubt, Outside CBD Business Interests shall not include an Owner owning, solely as an investment, securities of any Person traded over the counter or on any national securities exchange if such Owner is not a controlling Person of, or a member of a group which controls, such Person and does not, directly or indirectly, own 3% or more of any class of securities of such Person.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF AQSP

Except: (a) as disclosed in the AQSP SEC Documents and that is reasonably apparent on the face of such disclosure to be applicable to the representation and warranty set forth herein (other than any disclosures contained or referenced therein under the captions “Risk Factors,” “Forward-Looking Statements,” “Quantitative and Qualitative Disclosures About Market Risk,” and any other disclosures contained or referenced therein of information, factors, or risks that are predictive, cautionary, or forward-looking in nature); or (b) as set forth in the correspondingly numbered Section of the AQSP Disclosure Letter that relates to such Section or in another Section of the AQSP Disclosure Letter to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such Section; AQSP hereby represents and warrants to the Company and each Company Owner as follows:

Section 4.1Organization; Standing and Power; Charter Documents; Subsidiaries.

(a)Organization; Standing and Power. Each of AQSP and its Subsidiaries is a corporation, limited liability company, or other legal entity duly organized, validly existing, and in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) under the Laws of its

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jurisdiction of organization, and has the requisite corporate, limited liability company, or other organizational, as applicable, power and authority to own, lease, and operate its assets and to carry on its business as now conducted. Each of AQSP and its Subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company, or other legal entity and is in good standing (to the extent that the concept of “good standing” is applicable in the case of any jurisdiction outside the United States) in each jurisdiction where the character of the assets and properties owned, leased, or operated by it or the nature of its business makes such qualification or license necessary.

(b)Charter Documents. The copies of the articles of incorporation and by-laws of AQSP as most recently filed with the AQSP SEC Documents are true, correct, and complete copies of such documents as in effect as of the date of this Agreement. AQSP is not in violation of any of the provisions of its Charter Documents.

(c)Subsidiaries. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of AQSP have been validly issued and are owned by AQSP, directly or indirectly, free of pre-emptive rights, are fully paid and non-assessable, and are free and clear of all Liens, including any restriction on the right to vote, sell, or otherwise dispose of such capital stock or other equity or voting interests, except for any Liens: (i) imposed by applicable securities Laws; or (ii) arising pursuant to the Charter Documents of any non-wholly-owned Subsidiary of AQSP. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, AQSP does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

Section 4.2Capital Structure.

(a)Capital Stock. Section 4.2 of the AQSP Disclosure Letter completely and accurately sets forth the capital structure of the Company as of the date of this Agreement (including but not limited to, as of the date hereof: (i) the number of shares of AQSP Common Stock authorized, issued and outstanding; and (ii) the number of shares of AQSP Preferred Stock authorized, issued and outstanding, (iii) the number of shares of AQSP Common Stock reserved for issuance pursuant to outstanding AQSP Equity Awards).

(i)Other than as set forth on Section 4.2 of the AQSP Disclosure Letter, as of the date hereof, there are no outstanding (A) securities of AQSP or any of its Subsidiaries convertible into or exchangeable for AQSP Voting Debt or shares of capital stock of AQSP, (B) options, warrants, or other agreements or commitments to acquire from AQSP or any of its Subsidiaries, or obligations of AQSP or any of its Subsidiaries to issue, any AQSP Voting Debt or shares of capital stock of (or securities convertible into or exchangeable for shares of capital stock of) AQSP, or (C) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of AQSP, in each case that have been issued by AQSP

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or its Subsidiaries (the items in clauses (A), (B), and (C), together with the capital stock of AQSP, being referred to collectively as “AQSP Securities”). All outstanding shares of AQSP Common Stock, all outstanding AQSP Equity Awards, and all outstanding shares of capital stock, voting securities, or other ownership interests in any Subsidiary of AQSP, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

(ii)Other than as set forth on Section 4.2 of the AQSP Disclosure Letter, as of the date hereof, there are no outstanding Contracts requiring AQSP or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any AQSP Securities or AQSP Subsidiary Securities. Neither AQSP nor any of its Subsidiaries is a party to any voting agreement with respect to any AQSP Securities or AQSP Subsidiary Securities.

(b)Voting Debt. No bonds, debentures, notes, or other indebtedness issued by AQSP or any of its Subsidiaries: (i) having the right to vote on any matters on which stockholders or equityholders of AQSP or any of its Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right); or (ii) the value of which is directly based upon or derived from the capital stock, voting securities, or other ownership interests of AQSP or any of its Subsidiaries, are issued or outstanding (collectively, “AQSP Voting Debt”).

(c)AQSP Subsidiary Securities. As of the date hereof, there are no outstanding: (i) securities of AQSP or any of its Subsidiaries convertible into or exchangeable for AQSP Voting Debt, capital stock, voting securities, or other ownership interests in any Subsidiary of AQSP; (ii) options, warrants, or other agreements or commitments to acquire from AQSP or any of its Subsidiaries, or obligations of AQSP or any of its Subsidiaries to issue, any AQSP Voting Debt, capital stock, voting securities, or other ownership interests in (or securities convertible into or exchangeable for capital stock, voting securities, or other ownership interests in) any Subsidiary of AQSP; or (iii) restricted shares, restricted stock units, stock appreciation rights, performance shares, profit participation rights, contingent value rights, “phantom” stock, or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities of, or other ownership interests in, any Subsidiary of AQSP, in each case that have been issued by a Subsidiary of AQSP (the items in clauses (i), (ii), and (iii), together with the capital stock, voting securities, or other ownership interests of such Subsidiaries, being referred to collectively as “AQSP Subsidiary Securities”).

Section 4.3Authority; Non-Contravention; Governmental Consents; Board Approval.

(a)Authority. AQSP has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and, subject to, in the case of the consummation of the Merger the need to obtain the affirmative vote or consent of a majority of the outstanding shares of the AQSP Common Stock to the AQSP Stockholder Approval Matters (the “Requisite AQSP Vote”), to consummate the transactions

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contemplated by this Agreement. The execution and delivery of this Agreement by AQSP, and the consummation by AQSP of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of AQSP are necessary to authorize the execution and delivery of this Agreement or to consummate the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement, subject only, in the case of consummation of the Merger the need to obtain the Requisite AQSP Vote. This Agreement has been duly executed and delivered by AQSP and, assuming due execution and delivery by the Company, constitutes the legal, valid, and binding obligation of AQSP, enforceable against AQSP in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, moratorium, and other similar Laws affecting creditors’ rights generally and by general principles of equity.

(b)Non-Contravention. The execution, delivery, and performance of this Agreement by AQSP and the consummation by AQSP of the transactions contemplated by this Agreement, do not and shall not: (i) contravene or conflict with, or result in any violation or breach of, AQSP’s Charter Documents; (ii) assuming that all of the Consents contemplated by Section 4.3(c) have been obtained or made, and in the case of the consummation of the Merger, obtaining the Requisite AQSP Vote, conflict with or violate any Law applicable to AQSP or any of its properties or assets; (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in AQSP’s or any of its Subsidiaries’ loss of any benefit or the imposition of any additional payment or other liability under, or alter the rights or obligations of any third party under, or give to any third party any rights of termination, amendment, acceleration, or cancellation, or require any Consent under, any Contract to which AQSP or any of its Subsidiaries is a party or otherwise bound as of the date hereof; or (iv) result in the creation of a Lien (other than Permitted Liens) on any of the properties or assets of AQSP or any of its Subsidiaries.

(c)Governmental Consents. No Consent of any Governmental Entity is required to be obtained or made by AQSP in connection with the execution, delivery, and performance by AQSP of this Agreement or the consummation by AQSP of the Merger, the AQSP Stock Issuance, and the other transactions contemplated hereby, except for: (i) the filing of the NV Articles of Merger with the Secretary of State of the State of Nevada and the IL Articles of Merger with the Secretary of State of the State of Illinois; (ii) the filing with the Securities and Exchange Commission (the “SEC”) of such reports under the Exchange Act as may be required in connection with this Agreement, the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement; (iii) such Consents as may be required under applicable state securities or “blue sky” Laws and the securities Laws of any foreign country or the rules and regulations of the OTC; and (iv) the Other Governmental Approvals.

(d)Board Approval. The AQSP Board by resolutions duly adopted by a majority vote at a meeting of the directors of AQSP duly called and held and, not subsequently rescinded or modified in any way, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, and the AQSP Stock Issuance, upon the terms and subject to the conditions set forth herein, are fair to, and in

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the best interests of, AQSP and the AQSP’s stockholders, (B) approved and declared advisable this Agreement, including the execution, delivery, and performance thereof, and the consummation of the transactions contemplated by this Agreement, including the Merger and the AQSP Stock Issuance, upon the terms and subject to the conditions set forth herein, (C) directed that the AQSP Stockholder Approval Matters be submitted to a vote of, or written consent by, AQSP’s stockholders, and (D) resolved to recommend that AQSP’s stockholders vote in favor of approval of the AQSP Stockholder Approval Matters.

Section 4.4SEC Filings; Financial Statements; Undisclosed Liabilities.

(a)SEC Filings. AQSP has filed with or furnished to, as applicable, the SEC all registration statements, prospectuses, reports, schedules, forms, statements, and other documents (including exhibits and all other information incorporated by reference) required to be filed or furnished by it with the SEC since January 1, 2016 (the “AQSP SEC Documents”). True, correct, and complete copies of all the AQSP SEC Documents are publicly available in the Electronic Data Gathering, Analysis, and Retrieval database of the SEC. As of their respective filing dates or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), each of the AQSP SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such AQSP SEC Documents. None of the AQSP SEC Documents, including any financial statements, schedules, or exhibits included or incorporated by reference therein at the time they were filed (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of the last such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that AQSP makes no representation hereunder as to the accuracy and completeness of its risk factors and other disclosures regarding the manufacturing, sale, distribution or transport of CBD-infused products. To the Knowledge of AQSP, none of the AQSP SEC Documents is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the AQSP SEC Documents. None of AQSP’s Subsidiaries is required to file or furnish any forms, reports, or other documents with the SEC.

(b)Financial Statements. Each of the consolidated financial statements (including, in each case, any notes and schedules thereto) contained in or incorporated by reference into the AQSP SEC Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto as of their respective dates; (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited interim financial statements, as may be permitted by the SEC for Quarterly Reports on Form 10-Q); and (iii) fairly presented in all material respects the consolidated financial position and the results of operations, changes in

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stockholders’ equity, and cash flows of AQSP and its consolidated Subsidiaries as of the respective dates of and for the periods referred to in such financial statements, subject, in the case of unaudited interim financial statements, to normal and year-end audit adjustments as permitted by GAAP and the applicable rules and regulations of the SEC (but only if the effect of such adjustments would not, individually or in the aggregate, be material).

(c)Undisclosed Liabilities. The audited balance sheet of AQSP dated as of December 31, 2018 contained in the AQSP SEC Documents filed prior to the date hereof is hereinafter referred to as the “AQSP Balance Sheet.” Neither AQSP nor any of its Subsidiaries has any Liabilities other than Liabilities that: (i) are reflected or reserved against in the AQSP Balance Sheet (including in the notes thereto); (ii) were incurred since the date of the AQSP Balance Sheet in the ordinary course of business consistent with past practice; or (iii) are incurred in connection with the transactions contemplated by this Agreement.

Section 4.5Absence of Certain Changes or Events. Since the date of the AQSP Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, there has not been or occurred any AQSP Material Adverse Effect or any event, condition, change, or effect that could reasonably be expected to have, individually or in the aggregate, an AQSP Material Adverse Effect.

Section 4.6Compliance; Permits.

(a)AQSP and each of its Subsidiaries are and, since November 10, 2018, have been in compliance with, all Laws or Orders applicable to AQSP or any of its Subsidiaries or by which AQSP or any of its Subsidiaries or any of their respective businesses or properties is bound. Since November 10, 2018, no Governmental Entity has issued any notice or notification stating that AQSP or any of its Subsidiaries is not in compliance with any Law.

(b)Permits. AQSP and its Subsidiaries hold, to the extent necessary to operate their respective businesses as such businesses are being operated as of the date hereof, all Permits. No suspension, cancellation, non-renewal, or adverse modifications of any Permits of AQSP or any of its Subsidiaries is pending or, to the Knowledge of AQSP, threatened.

Section 4.7Litigation. There is no Legal Action pending, or to the Knowledge of AQSP, threatened against AQSP or any of its Subsidiaries or any of their respective properties or assets or, to the Knowledge of AQSP, any officer or director of AQSP or any of its Subsidiaries in their capacities as such other than any such Legal Action that: (a) does not involve an amount that would reasonably be expected to have, individually or in the aggregate, an AQSP Material Adverse Effect; and (b) does not seek material injunctive or other material non-monetary relief. None of AQSP or any of its Subsidiaries or any of their respective properties or assets is subject to any Order of a Governmental Entity or arbitrator, whether temporary, preliminary, or permanent, which would reasonably be expected to have, individually or in the aggregate, an AQSP Material Adverse Effect. Except as set forth on Section 4.7 of the AQSP Disclosure

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Letter, to the Knowledge of AQSP, there are no SEC inquiries or investigations, other governmental inquiries or investigations, or internal investigations pending or, to the Knowledge of AQSP, threatened, in each case regarding any accounting practices of AQSP or any of its Subsidiaries or any malfeasance by any officer or director of AQSP.

Section 4.8Brokers. Except as set forth on Section 4.8 of the AQSP Disclosure Letter, neither AQSP nor any of its Affiliates has incurred, nor shall it incur, directly or indirectly, any liability for investment banker, brokerage, or finders’ fees or agents’ commissions, or any similar charges in connection with this Agreement or any transaction contemplated hereby for which the Company would be liable in connection with the Merger.

Section 4.9Information Supplied. None of the information supplied or to be supplied by or on behalf of AQSP for inclusion or incorporation by reference in the Information Statement shall contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Information Statement shall comply as to form in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, no representation or warranty is made by AQSP with respect to statements made or incorporated by reference therein based on information that was not supplied by or on behalf of AQSP.

Section 4.10Ownership of Company Membership Interests. Neither AQSP nor any of its Affiliates “owns” any Company Membership Interests.

Section 4.11Intended Tax Treatment. Neither AQSP nor any of its Subsidiaries has taken or agreed to take any action, and to the Knowledge of AQSP there exists no fact or circumstance, that is reasonably likely to prevent or impede the Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.12Financial Capability. AQSP has or will have prior to the Effective Time, sufficient funds to pay the aggregate Cash Consideration contemplated by this Agreement and to perform the other obligations of AQSP contemplated by this Agreement.

ARTICLE V

COVENANTS

Section 5.1Conduct of Business of the Company. During the period from the date of this Agreement until the Effective Time, the Company shall, except as expressly contemplated by this Agreement, as required by applicable Law, or with the prior written consent of AQSP (which consent shall not be unreasonably withheld, conditioned, or delayed), to conduct its business in the ordinary course of business consistent with past practice. To the extent consistent therewith, the Company shall use its reasonable best efforts to preserve substantially intact its business organization, to keep available the services of its current officers and employees, to preserve its present relationships with customers, suppliers, distributors, licensors, licensees, and other Persons having business relationships with it. Without limiting the generality of the foregoing, between the date of this Agreement and the Effective Time, except as otherwise expressly contemplated by this Agreement, as set forth in Section 5.1 of the Company Disclosure

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Letter, or as required by applicable Law, the Company shall not, without the prior written consent of AQSP (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)amend or propose to amend its Charter Documents;

(b)(i) split, combine, or reclassify any Company Membership Interests, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any Company Membership Interests, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock, other than the Estimated Tax Distributions (for avoidance of doubt, the Company shall be permitted to make the Estimated Tax Distributions to the Company Owners prior to the Merger in accordance with Section 5.11);

(c)issue, sell, pledge, dispose of, or encumber any Company Membership Interests or in any other manner alter the ownership of the Company Membership Interests set forth in Section 3.2(a) of the Company Disclosure Letter;

(d)except as required by applicable Law or by any Company Employee Plan or Contract in effect as of the date of this Agreement (i) increase the compensation payable or that could become payable by the Company to managers, directors, officers, or employees, other than increases in compensation made to non-officer employees in the ordinary course of business consistent with past practice, (ii) promote any officers or employees, except in connection with the Company’s annual or quarterly compensation review cycle or as the result of the termination or resignation of any officer or employee, or (iii) establish, adopt, enter into, amend, terminate, exercise any discretion under, or take any action to accelerate rights under any Company Employee Plans or any plan, agreement, program, policy, trust, fund, or other arrangement that would be a Company Employee Plan if it were in existence as of the date of this Agreement, or make any contribution to any Company Employee Plan, other than contributions required by Law, the terms of such Company Employee Plans as in effect on the date hereof, or that are made in the ordinary course of business consistent with past practice;

(e)acquire, by merger, consolidation, acquisition of stock or assets, or otherwise, any business or Person or division thereof or make any loans, advances, or capital contributions to or investments in any Person outside the ordinary course of business;

(f)(i) transfer, license, sell, lease, or otherwise dispose of (whether by way of merger, consolidation, sale of stock or assets, or otherwise) or pledge, encumber, or otherwise subject to any Lien (other than a Permitted Lien), any assets; provided, however, that the foregoing shall not prohibit the Company from transferring, selling, leasing, or disposing of obsolete equipment or assets being replaced, or granting of non-exclusive licenses under the Company IP, in each case in the ordinary course of business consistent with past practice, or (ii) adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

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(g)repurchase, prepay, or incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person, issue or sell any debt securities or options, warrants, calls, or other rights to acquire any debt securities of the Company, guarantee any debt securities of another Person, enter into any “keep well” or other Contract to maintain any financial statement condition of any other Person or enter into any arrangement having the economic effect of any of the foregoing, other than in connection with the financing of ordinary course trade payables consistent with past practice;

(h)enter into or amend or modify in any material respect, or consent to the termination of (other than at its stated expiry date), any Company Material Contract or any Lease with respect to material Leased Real Estate or any other Contract or Lease that, if in effect as of the date hereof would constitute a Company Material Contract or Lease with respect to material Leased Real Estate hereunder;

(i)institute, settle, or compromise any Legal Action involving the payment of monetary damages by the Company or any of its Subsidiaries of any amount exceeding $25,000 in the aggregate, other than (i) any Legal Action brought against AQSP arising out of a breach or alleged breach of this Agreement by AQSP, and (ii) the settlement of claims, liabilities, or obligations reserved against on the Interim Balance Sheet; provided, however, that the Company shall not settle or agree to settle any Legal Action which settlement involves a conduct remedy or injunctive or similar relief or has a restrictive impact on the Company’s business;

(j)make any material change in any method of financial accounting principles or practices, in each case except for any such change required by a change in GAAP or applicable Law;

(k)(i) settle or compromise any material Tax claim, audit, or assessment for an amount materially in excess of the amount reserved or accrued on the Interim Balance Sheet, (ii) make or change any material Tax election, change any annual Tax accounting period, or adopt or change any method of Tax accounting, (iii) amend any material Tax Returns or file claims for material Tax refunds, (iv) enter into any material closing agreement, surrender in writing any right to claim a material Tax refund, offset or other reduction in Tax liability or consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment relating to the Company, or (v) file an election to be classified as a partnership for U.S. federal income tax purposes;

(l)enter into any agreement, agreement in principle, letter of intent, memorandum of understanding, or similar Contract with respect to any joint venture, strategic partnership, or alliance;

(m)take any action to exempt any Person from, or make any acquisition of securities of the Company by any Person not subject to, any state takeover statute or similar statute or regulation that applies to Company, except for AQSP or any of its Subsidiaries or Affiliates, or the transactions contemplated by this Agreement;

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(n)abandon, allow to lapse, sell, assign, transfer, grant any security interest in or otherwise encumber or dispose of any material Company IP, or grant any right or license to any material Company IP other than pursuant to non-exclusive licenses entered into in the ordinary course of business consistent with past practice;

(o)terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any insurance policy;

(p)enter into any discussions, negotiations, letters of intent, mergers, reorganizations, stock sales, asset sales (other than asset sales in the ordinary course of business), loan agreements, financing agreements or arrangements of any type, other capital raises, or other contracts or arrangements outside of the ordinary course of business that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, materially delay, or materially impede the consummation of the Merger, or the other transactions contemplated by this Agreement; or

(q)agree or commit to do any of the foregoing.

Section 5.2Conduct of the Business of AQSP. During the period from the date of this Agreement until the Effective Time, AQSP shall not, nor shall it permit any of its Subsidiaries to, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed):

(a)amend its Charter Documents in a manner that would adversely affect the Company or the holders of Company Membership Interests relative to the other holders of AQSP Common Stock;

(b)(i) split, combine, or reclassify any AQSP Securities or AQSP Subsidiary Securities in a manner that would adversely affect the Company or the holders of the Company Membership Interests relative to the other holders of AQSP Common Stock, (ii) repurchase, redeem, or otherwise acquire, or offer to repurchase, redeem, or otherwise acquire, any AQSP Securities or AQSP Subsidiary Securities, or (iii) declare, set aside, or pay any dividend or distribution (whether in cash, stock, property, or otherwise) in respect of, or enter into any Contract with respect to the voting of, any shares of its capital stock (other than dividends from its direct or indirect wholly-owned Subsidiaries, dividends paid to holders of AQSP Preferred Stock, and ordinary quarterly dividends, consistent with past practice with respect to timing of declaration and payment);

(c)adopt or effect a plan of complete or partial liquidation, dissolution, restructuring, recapitalization, or other reorganization;

(d)take any action that is intended or that would reasonably be expected to, individually or in the aggregate, prevent, impede, or materially delay the consummation of the Merger, or the other transactions contemplated by this Agreement, provided that this clause shall not be deemed or construed to prevent AQSP from raising capital or making acquisitions approved by Erik S. Lundgren;

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(e)issue any AQSP Securities other than as set forth on Section 5.2(e) of the AQSP Disclosure Letter or as may hereafter be approved by Erik S. Lundgren; or

(f)agree or commit to do any of the foregoing.

Section 5.3Access to Information; Confidentiality.

(a)Access to Information. From the date of this Agreement until the earlier to occur of the Effective Time or the termination of this Agreement in accordance with the terms set forth in Article VII, the Company shall afford to AQSP and AQSP’s Representatives reasonable access, at reasonable times and in a manner as shall not unreasonably interfere with the business or operations of the Company thereof, to the officers, employees, accountants, agents, properties, offices, and other facilities and to all books, records, contracts, and other assets of the Company, and the Company shall furnish promptly to AQSP such other information concerning the business and properties of the Company as AQSP may reasonably request from time to time. The Company shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the protection of attorney-client privilege or contravene any Law (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention). No investigation shall affect the Company’s representations, warranties, covenants, or agreements contained herein, or limit or otherwise affect the remedies available to AQSP pursuant to this Agreement.

(b)Confidentiality. AQSP and the Company shall comply with, and shall cause their respective directors, officers, employees, investment bankers, attorneys, accountants, consultants, or other agents or advisors (with respect to any Person, the foregoing Persons are referred to herein as such Person’s “Representatives”) to comply with, all of their respective obligations under the Non-Disclosure Agreement, dated October 18, 2018, between AQSP and the Company (the “Confidentiality Agreement”), which shall survive the termination of this Agreement in accordance with the terms set forth therein.

Section 5.4AQSP Stockholders Consent. As soon as reasonably practicable following the date of this Agreement, AQSP shall prepare a written consent in accordance with applicable Law and AQSP’s Charter Documents covering all AQSP Stockholder Approval Matters (the “AQSP Stockholders Consent”). AQSP shall use its best efforts to obtain the signatures from AQSP stockholders representing the Requisite AQSP Vote necessary to cause such AQSP Stockholders Consent to be properly approved by the AQSP stockholders in accordance with applicable Law and AQSP’s Charter Documents. AQSP shall promptly notify the Company upon obtaining signatures representing the Requisite AQSP Vote. Each Jacobs Owner agrees to execute promptly the AQSP Stockholders Consent and thereby vote to approve the AQSP Stockholder Approval Matters.

Section 5.5Preparation of Information Statement. As soon as reasonably practicable following approval of AQSP Stockholders Consent in accordance with applicable Law and AQSP’s Charter Documents, AQSP shall prepare and file with the SEC a preliminary

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Information Statement. AQSP shall use its reasonable best efforts to ensure that the Information Statement complies in all material respects with the applicable provisions of the Securities Act and Exchange Act. AQSP shall promptly provide the Company and its counsel with any comments or other communications, whether written or oral, that AQSP or its counsel may receive from the SEC or its staff with respect to the preliminary Information Statement promptly after the receipt of such comments and AQSP shall give reasonable and good faith consideration to any comments made by the Company or its counsel. AQSP shall use commercially reasonable efforts to respond to any such comments in an expeditious matter (and the Company and the Company Owners shall provide timely, reasonable cooperation to AQSP in respect of any such comments). As soon as practicable following the resolution of any such comments from the SEC, or in the event AQSP has not received any communications from the SEC regarding preliminary Information Statement within ten (10) Business Days of the filing thereof (or has been notified by the SEC that the SEC will not comment on the preliminary Information Statement), then AQSP shall promptly file a definitive Information Statement with the SEC and shall cause the Information Statement to be disseminated to AQSP’s stockholders in accordance with the Exchange Act as promptly as practicable thereafter (with the first day on which the definitive Information Statement is mailed to an AQSP stockholder being the “Mailing Date”). AQSP shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or “blue sky” Laws, and the rules and regulations thereunder in connection with the issuance of AQSP Common Stock in the Merger, and the Company shall furnish to AQSP all information concerning the Company as may be reasonably requested in connection with any such actions.

Section 5.6Notices of Certain Events; Stockholder Litigation; No Effect on Disclosure Letter.

(a)The Company shall notify AQSP, and AQSP shall notify the Company, promptly of: (i) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and (iii) any event, change, or effect between the date of this Agreement and the Effective Time which causes or is reasonably likely to cause the failure of the conditions set forth in Section 6.2(a), Section 6.2(b), or Section 6.2(c) of this Agreement (in the case of the Company) or Section 6.3(a), Section 6.3(b), or Section 6.3(c) of this Agreement (in the case of AQSP), to be satisfied.

(b)The Company shall promptly advise AQSP in writing after becoming aware of any Legal Action commenced, or to the Company’s Knowledge threatened, after the date hereof against the Company or any of its managers or owners (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby (including the Merger) and shall keep AQSP reasonably informed regarding any such Legal Action. The Company shall give AQSP the opportunity to consult with the Company regarding the defense or settlement of any such litigation and shall consider AQSP’s views with respect to such litigation and shall not settle any such

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litigation without the prior written consent of AQSP (which consent shall not be unreasonably withheld, delayed, or conditioned).

(c)In no event shall: (i) the delivery of any notice by a party pursuant to this Section 5.6 limit or otherwise affect the respective rights, obligations, representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement; (ii) disclosure by the Company be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to the Company’s representations or warranties; or (iii) disclosure by AQSP be deemed to amend or supplement the AQSP Disclosure Letter or constitute an exception to AQSP’s representations or warranties. This Section 5.6 shall not constitute a covenant or agreement for purposes of Section 6.2(b) or Section 6.3(b).

Section 5.7Employees; Benefit Plans.

(a)During the period commencing at the Effective Time and ending on the date which is twelve months from the Effective Time (or if earlier, the date of the employee’s termination of employment with AQSP and its Subsidiaries), and to the extent consistent with the terms of the governing plan documents, AQSP shall provide the employees of the Company who remain employed immediately after the Effective Time (collectively, the “Company Continuing Employees”) with annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) that are, in the aggregate, no less favorable than the annual base salary or wage level, annual target bonus opportunities (excluding equity-based compensation), and employee benefits (excluding any retiree health or defined benefit retirement benefits) provided by the Company on the date of this Agreement, provided, that this Section shall be superseded, in regard to all Company Continuing Employees, by the terms and conditions of any employment agreement between any of the Company Continuing Employees and AQSP.

(b)With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by AQSP or any of its Subsidiaries, excluding any retiree health plans or programs maintained by AQSP or any of its Subsidiaries, any defined benefit retirement plans or programs maintained by AQSP or any of its Subsidiaries, and any equity compensation arrangements maintained by AQSP or any of its Subsidiaries (collectively, “AQSP Benefit Plans”) in which any Company Continuing Employees shall participate effective as of the Effective Time, and subject to the terms of the governing plan documents, AQSP shall credit all service of the Company Continuing Employees with the Company as if such service were with AQSP, for purposes of eligibility to participate (but not for purposes of vesting or benefit accrual, except for vacation, if applicable) for full or partial years of service in any AQSP Benefit Plan in which such Company Continuing Employees may be eligible to participate after the Effective Time; provided, however, that such service shall not be credited to the extent that: (i) such crediting would result in a duplication of benefits; or (ii) such service was not credited under the corresponding Company Employee Plan.

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(c)This Section 5.7 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 5.7, express or implied, shall confer upon any Company Employee, any beneficiary, or any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.7. Nothing contained herein, express or implied: (i) shall be construed to establish, amend, or modify any benefit plan, program, agreement, or arrangement; (ii) shall alter or limit the ability of the AQSP or any of its Affiliates to amend, modify, or terminate any benefit plan, program, agreement, or arrangement at any time assumed, established, sponsored, or maintained by it; or (iii) shall prevent AQSP or any of its Affiliates from terminating the employment of any Company Continuing Employee following the Effective Time. The parties hereto acknowledge and agree that the terms set forth in this Section 5.7 shall not create any right in any Company Employee or any other Person to any continued employment with AQSP or any of its Subsidiaries or compensation or benefits of any nature or kind whatsoever, or otherwise alters any existing at-will employment relationship between any Company Employee and AQSP.

(d)With respect to matters described in this Section 5.7, the Company shall not send any written notices or other written communication materials to Company Employees without the prior written consent of AQSP.

Section 5.8Directors’ and Officers’ Exculpation and Indemnification.

(a)Other than with respect to violations of this Agreement, AQSP agrees that all rights to indemnification, advancement of Expenses, and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company (each an “Indemnifiable Company Party”) as provided in the Charter Documents of the Company, in each case as in effect on the date of this Agreement, or pursuant to any other Contracts in effect on the date hereof and disclosed in Section 5.8 of the Company Disclosure Letter, shall be assumed by AQSP and shall remain in full force and effect in accordance with their terms. For a period of six years from the Effective Time, AQSP shall maintain in effect the exculpation, indemnification, and advancement of Expenses equivalent to the provisions of the Charter Documents of the Company as in effect immediately prior to the Effective Time with respect to acts or omissions by any Indemnifiable Company Party occurring prior to the Effective Time, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnifiable Company Party, provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the disposition of such action or resolution of such claim.

(b)The obligations of AQSP under this Section 5.8 shall survive the consummation of the Merger and shall not be terminated or modified in such a manner as to adversely affect any Indemnifiable Company Party to whom this Section 5.8 applies without the consent of such affected Indemnifiable Company Party (it being expressly agreed that the Indemnified Parties to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8, each of whom may enforce the provisions of this Section 5.8).

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(c)In the event AQSP: (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger; or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of AQSP shall assume all of the obligations set forth in this Section 5.8. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnifiable Company Party is entitled, whether pursuant to Law, Contract, or otherwise. Nothing in this Agreement is intended to, shall be construed to, or shall release, waive, or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors, and employees, it being understood and agreed that the indemnification provided for in this Section 5.8 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.9Commercially Reasonable Efforts.

(a)Upon the terms and subject to the conditions set forth in this Agreement (including those contained in this Section 5.9), each of the parties hereto shall, and shall cause its Subsidiaries to, use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper, or advisable to consummate and make effective, and to satisfy all conditions to, in the most commercially reasonable manner practicable, the transactions contemplated by this Agreement, including: (i) the obtaining of all necessary Permits, waivers, and actions or nonactions from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities) and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entities; (ii) the obtaining of all necessary consents or waivers from third parties; and (iii) the execution and delivery of any additional instruments necessary to consummate the Merger and to fully carry out the purposes of this Agreement. The Company and AQSP shall, subject to applicable Law, promptly: (A) cooperate and coordinate with the other in the taking of the actions contemplated by clauses (i), (ii), and (iii) immediately above; and (B) supply the other with any information that may be reasonably required in order to effectuate the taking of such actions. Each party hereto shall promptly inform the other party or parties hereto, as the case may be, of any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement. If the Company, on the one hand, or AQSP, on the other hand, receives a request for additional information or documentary material from any Governmental Entity with respect to the transactions contemplated by this Agreement, then it shall use reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other party, an appropriate response in compliance with such request, and, if permitted by applicable Law and by any applicable Governmental Entity, provide the other party’s counsel with advance notice and the opportunity to attend and participate in any meeting with any Governmental Entity in respect of any filing made thereto in connection with the transactions contemplated by this Agreement.

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(b)In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity or private party challenging the Merger or any other transaction contemplated by this Agreement, or any other agreement contemplated hereby, the Company shall cooperate in all respects with AQSP and shall use its reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order, whether temporary, preliminary, or permanent, that is in effect and that prohibits, prevents, or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary, none of AQSP or its Affiliates shall be required to defend, contest, or resist any action or proceeding, whether judicial or administrative, or to take any action to have vacated, lifted, reversed, or overturned any Order, in connection with the transactions contemplated by this Agreement.

(c)Notwithstanding anything to the contrary set forth in this Agreement, none of AQSP or any of its Subsidiaries shall be required to, and the Company may not, without the prior written consent of AQSP, become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any requirement, condition, limitation, understanding, agreement, or order to: (i) sell, license, assign, transfer, divest, hold separate, or otherwise dispose of any assets, business, or portion of business of the Company, AQSP, or any of their respective Subsidiaries; (ii) conduct, restrict, operate, invest, or otherwise change the assets, business, or portion of business of the Company, AQSP, or any of their respective Subsidiaries in any manner; or (iii) impose any restriction, requirement, or limitation on the operation of the business or portion of the business of the Company, AQSP, or any of their respective Subsidiaries; provided, however, that if requested by AQSP, the Company shall become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any such requirement, condition, limitation, understanding, agreement, or order so long as such requirement, condition, limitation, understanding, agreement, or order is only binding on the Company in the event the Closing occurs.

Section 5.10Public Announcements. The initial press release with respect to this Agreement and the transactions contemplated hereby shall be a release mutually agreed to by the Company and AQSP substantially in the form set forth on Section 5.10 of the AQSP Disclosure Letter. Thereafter, each of the Company and AQSP agrees that no public release or announcement concerning the transactions contemplated hereby shall be issued by any party without the prior written consent of the Company and AQSP (which consent shall not be unreasonably withheld, conditioned, or delayed), except as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or other Governmental Entity to which the relevant party is subject or submits, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding the foregoing, the restrictions set forth in this Section 5.10 shall not apply to any release or announcement made or proposed to be made in connection with any disclosures made in compliance with Section 5.5.

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Section 5.11Certain Tax Matters. None of the Company or AQSP shall take or fail to take any action which action (or failure to act) would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.  The parties acknowledge that the Company has elected to be taxable as a corporation subject to subchapter S of title 1 of the Code (an “S corporation”), and in accordance therewith, the income of the Company has been allocated to the Company Owners for federal income tax purposes.  As a result of the Merger and pursuant to Treasury Regulations Section 1.1362-3, the Company shall terminate for federal income tax purposes and shall have a short taxable year commencing on January 1, 2019, and ending on the day before the Closing Date.  In recognition of the tax obligations of the Company Owners with respect to the income of the Company for such short taxable year, the Company shall be permitted to make the Estimated Tax Distributions to the Company Owners prior to the Merger.

Section 5.12Employment Agreements. In connection with the Closing, AQSP shall execute and deliver, and Erik S. Lundgren shall execute and deliver, an employment agreement between AQSP and Erik S. Lundgren, in the form of the Employment Agreement set forth on Exhibit A, attached hereto, using the “Title” and “Base Salary” set forth for Erik S. Lundgren on Exhibit A-1, attached hereto (the “EL Employment Agreement”). AQSP shall offer employment to, and shall agree to execute and deliver employment agreements of, the individuals other than Erik S. Lundgren set forth on Exhibit A-1, attached hereto, each in the form of the Employment Agreement set forth on Exhibit A, attached hereto, using the “Title” and “Base Salary” for each such individual as set forth for such individual on Exhibit A-1, attached hereto (each, a “Key Person Employment Agreement”).

Section 5.13Stockholders Agreement. Each Jacobs Owner and each Company Owner shall execute and deliver a stockholders agreement, substantially in the form of the Stockholders Agreement set forth on Exhibit B, attached hereto.

Section 5.14Closing Date Capital Structure. On the day prior to the Closing Date, AQSP shall deliver to the Company a true, accurate and complete update to Section 4.2(a) along with any revisions made since the date hereof to AQSP’s Charter Documents (the “Closing Capital Structure Schedule”).

Section 5.15AQSP/Company Loan; Company Audit.

(a)On August 8, 2019, AQSP loaned to the Company $300,000 in immediately available funds (the "AQSP/Company Loan") to be used by the Company exclusively for growth capital and not to be used to repay any related party debt of the Company nor to pay any increased salaries or bonuses to any Company employee set forth on Exhibit A-1.  In the event the transactions contemplated hereby shall close, then, at the Closing the AQSP/Company Loan shall no longer be outstanding (as the Company shall be merged with and into AQSP). In the event this Agreement is terminated prior to the Closing, then the Company shall repay the AQSP/Company Loan in six equal monthly installments of principal together with interest thereon, with interest accruing an 6% per annum from the date of the AQSP/Company Loan, with the first monthly installment due and payable on the first day of the calendar month following the month in

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which the termination of this Agreement occurs and the AQSP Company Loan is evidenced by a promissory note in the form of Exhibit D.

(b)Concurrent with the execution hereof, AQSP shall reimburse the Company for all out-of-pocket costs expended by the Company with respect to the Company Audit and shall agree with Fruci & Associates to be primarily responsible for any future costs related to such Company Audit.

Section 5.16Name and Ticker Change. As soon as practicable following the Closing, the Surviving Entity shall take all steps necessary to effect the AQSP Name Change and the AQSP Ticker Change, subject to all necessary approvals.

Section 5.17Related Party Debt Reimbursement Amount. At least two (2) Business Days prior to the Closing Date, the Company shall deliver to AQSP a schedule setting forth the Related Party Debt Reimbursement Amount, which shall be binding absent manifest error. Concurrent with delivery of the Cash Consideration, AQSP shall pay the Related Party Debt Reimbursement Amount to the account or accounts set forth in the aforementioned schedule.

Section 5.18Escrow Agreement. At the Closing, each Company Owner, AQSP and the Escrow Agent shall have entered into an Escrow Agreement reasonably acceptable to AQSP and the Company Owners Representative (the “Escrow Agreement”).

Section 5.19Estoppel Letters. At the Closing, the Company shall have caused Chris Weiland, Chris Nauert, and each of Gary S. Lundgren and Gayle Lundgren as trustees of the Katie M. Lundgren 2008 Trust and as trustees of the Erik S. Lundgren 2008 Trust to deliver to AQSP an estoppel letter confirming that such Person does not have any ownership interest in the Company or in any Company Intellectual Property, in a form reasonably acceptable to AQSP (each, an “Estoppel Letter”).

Section 5.20Recipes. At the Closing, Erik S. Lundgren shall deliver to AQSP a file containing all product recipes used in the Company business (or proposed to be used in the Company business).

Section 5.21Purchase Option. Each Owner hereby grants to AQSP an exclusive, perpetual, non-expiring option to purchase all or any portion of such Owner’s Outside CBD Business Interests for $1.00.

Section 5.22Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of the Company, any deeds, bills of sale, assignments, or assurances and to take and do, in the name and on behalf of the Company, any other actions and things to vest, perfect, or confirm of record or otherwise in the Surviving Entity any and all right, title, and interest in, to and under any of the rights, properties, or assets of the Company acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Merger.

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ARTICLE VI

CONDITIONS

Section 6.1Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger is subject to the satisfaction or waiver (where permissible pursuant to applicable Law) on or prior to the Closing Date of each of the following conditions:

(a)AQSP Stockholder Approval. The AQSP Stockholder Approval Matters shall have been approved by the Requisite AQSP Vote.

(b)Waiting Period. At least twenty (20) days shall have passed since the Mailing Date.

(c)No Injunctions, Restraints, or Illegality. No Governmental Entity having jurisdiction over any party hereto shall have enacted, issued, promulgated, enforced, or entered any Laws or Orders, whether temporary, preliminary, or permanent, that make illegal, enjoin, or otherwise prohibit consummation of the Merger, the AQSP Stock Issuance, or the other transactions contemplated by this Agreement.

(d)Governmental Consents. All consents, approvals and other authorizations of any Governmental Entity set forth in Section 6.1 of the Company Disclosure Letter and Section 6.1 of the AQSP Disclosure Letter and required to consummate the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement (other than the filing of the NV Articles of Merger and the IL Articles of Merger) shall have been obtained, free of any condition that would reasonably be expected to have a Company Material Adverse Effect or AQSP Material Adverse Effect. All filings required under the Securities Act or the Exchange Act necessary to consummate the Merger shall have been made.

(e)Tax Opinion. The Company shall have received a written opinion from Taft Stettinius & Hollister LLP, dated as of the Closing Date to the effect that, on the basis of certain facts, representations, and assumptions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering the opinion described in this Section 6.2(e), such counsel shall be entitled to receive and rely upon customary representation letters from AQSP and the Company.

Section 6.2Conditions to Obligations of AQSP. The obligations of AQSP to effect the Merger are also subject to the satisfaction or waiver (where permissible pursuant to applicable Law) by AQSP on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. (i) The representations and warranties of the Company set forth in Article III of this Agreement shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all respects as of that date).

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(b)Performance of Covenants. The Company and each Company Owner shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, in this Agreement required to be performed by or complied with by it at or prior to the Closing Date, including but not limited to, delivery of the following documents:

(i)Erik S. Lundgren executing and delivering to AQSP the EL Employment Agreement;

(ii)Each Company Owner executing and delivering the Stockholders Agreement;

(iii)Each Company Owner executing and delivering the Escrow Agreement;

(iv)Each of Chris Weiland and Chris Nauert individually and Gary S. Lundgren and Gayle Lundgren as trustees of the Katie M. Lundgren 2008 Trust and as trustees of the Erik S. Lundgren 2008 Trust executing and delivering the Estoppel Letters;

(v)Each Company Owner executing and delivering to AQSP a registration rights agreement, substantially in the form of the Registration Rights Agreement set forth on Exhibit C, attached hereto; and

(vi)Erik S. Lundgren delivering to AQSP a file containing all product recipes used in the Company business.

(c)Company Material Adverse Effect. Since the date of this Agreement, there shall not have been any Company Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(d)Officers Certificate. AQSP shall have received a certificate, signed by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Section 6.2(a), Section 6.2(b), and Section 6.2(c).

(e)Audit. The Company Audit has been completed on or before August 31, 2019 and AQSP is satisfied with the results of the Company Audit.

Section 6.3Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company on or prior to the Effective Time of the following conditions:

(a)Representations and Warranties. The representations and warranties of AQSP shall be true and correct in all material respects when made and on and as of the Closing Date, as if made on and as of such date (except those representations and warranties that address matters only as of a particular date, which shall be true and correct in all material respects as of that date).

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(b)Performance of Covenants. AQSP and each Jacobs Owner shall have performed in all material respects all obligations, and complied in all material respects with the agreements and covenants, of this Agreement required to be performed by or complied with by it at or prior to the Closing Date including but not limited to, delivery of the following documents:

(i)AQSP executing and delivering to Erik S. Lundgren the EL Employment Agreement;

(ii)AQSP executing and delivering a Key Person Employment Agreement to the extent each applicable individual has executed and delivered to AQSP such Key Person Employment Agreement;

(iii)AQSP executing and delivering the Escrow Agreement;

(iv)Each Jacobs Owner executing and delivering the Stockholders Agreement; and

(v)AQSP executing and delivering the Registration Rights Agreement.

(c)AQSP Material Adverse Effect. Since the date of this Agreement, there shall not have been any AQSP Material Adverse Effect or any event, change, or effect that would, individually or in the aggregate, reasonably be expected to have an AQSP Material Adverse Effect.

(d)Officers Certificate. The Company shall have received a certificate, signed by an officer of AQSP, certifying as to the matters set forth in Section 6.3(a), Section 6.3(b), and Section 6.3(c).

(e)Release of the Lundgren Guaranty. The Lundgren Guaranty shall have been released to the Company’s reasonable satisfaction; provided, however, if the Lundgren Guaranty has not then been released, this condition may be satisfied by AQSP depositing into a segregated account an amount equal to the remaining sublease payments due under the Life Safety Sublease (and providing reasonable evidence of the same to the Company).

ARTICLE VII

INDEMNIFICATION

Section 7.1Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein (other than Fundamental Representations and Warranties) shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date.  Fundamental Representations and Warranties shall survive the Closing and shall remain in full force and effect indefinitely, other than the representations and warranties set forth in Section 3.6 which shall remain in full force and effect until 30 days following the expiration of the applicable statute of

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limitations. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms or if no such term of survival is contemplated, shall survive indefinitely until performed.  Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved.

Section 7.2Indemnification by Company Owners. Subject to the other conditions set forth in this Article VII, the Company Owners shall, jointly and severally, indemnify AQSP against, and shall hold AQSP harmless from and against, any and all Expenses incurred or sustained by, or imposed upon, Buyer based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of the Company or the Company Owners contained in this Agreement (other than a breach of Section 3.18) ; or

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Company or any Company Owner pursuant to this Agreement.

Section 7.3Indemnification by AQSP. Subject to the other conditions set forth in this Article VII, AQSP shall indemnify the Company Owners, and shall hold the Company Owners harmless from and against, any and all Expenses incurred or sustained by, or imposed upon, the Company Owners based upon, arising out of, with respect to or by reason of:

(a)any inaccuracy in or breach of any of the representations or warranties of AQSP contained in this Agreement;

(b)any breach or non-fulfillment of any covenant, agreement or obligation to be performed by AQSP or any Jacobs Owner pursuant to this Agreement; or

(c)the Lundgren Guaranty.

Section 7.4Certain Limitations. The party making a claim under this Article VII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VII is referred to as the “Indemnifying Party”. All determinations by and notices from the Company Owners, whether as Indemnified Party or Indemnifying Party, shall be made by the Company Owners Representative. For the avoidance of doubt, the Company and the Company Owners shall be treated as a single Indemnified Party or Indemnifying Party, as applicable. The indemnification provided for in Section 7.2 and Section 7.3 shall be subject to the following limitations:

(a)The Indemnifying Party shall not be liable to the Indemnified Party for indemnification under Section 7.2(a) or Section 7.3(a), as the case may be, until the aggregate amount of all Expense in respect of indemnification thereunder exceeds

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$30,000 (the “Deductible”), in which event the Indemnifying Party shall be liable for all Expenses in excess of the Deductible.

(b)The aggregate amount of all Expenses for which an Indemnifying Party shall be liable pursuant to Section 7.2(a) or Section 7.3(a), as the case may be (other than for breaches of Fundamental Representations and Warranties), shall not exceed ten percent (10%) of the Cash Consideration and ten percent (10%) of the Stock Consideration (the “Indemnification Cap“); provided that in no event shall the aggregate amount of all Expenses for which an Indemnifying Party shall be liable hereunder exceed the total Cash Consideration.

(c)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Expense shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Party in respect of any such claim. The Indemnified Party shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Expenses prior to seeking indemnification under this Agreement.

(d)Payments by an Indemnifying Party pursuant to Section 7.2 or Section 7.3 in respect of any Expense shall be reduced by an amount equal to any Tax benefit realized or reasonably expected to be realized as a result of such Expense by the Indemnified Party.

(e)In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple.

(f)Each Indemnified Party shall take, and cause its Affiliates to take, all reasonable steps to mitigate any Expense upon becoming aware of any event or circumstance that would be reasonably expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy the breach that gives rise to such Expense.

(g)Any indemnification payments from the Company Owners in the form of AQSP Common Stock (whether as Escrowed Shares or otherwise) shall be treated as having a value based on the Deemed Value of the Stock Consideration.

(h)Notwithstanding anything else contained herein, neither AQSP or the Jacobs Owners, on the one hand, or the Company or the Company Owners, on the other hand, shall be deemed to be in default of, or have any liability under this Agreement (or the transactions contemplated hereby), as a result of the manufacture, sale or distribution of CBD or CBD-Infused products by the Company or AQSP or in regard to any

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representations or warranties of any nature relating directly or indirectly to the legality or illegality of CBD or CBD-Infused products.

(i)AQSP acknowledges and agrees, that notwithstanding anything else contained herein, the option set forth in this Section 5.21 shall be AQSP’s sole and exclusive remedy with respect to a breach of any representation and warranty contained in Section 3.18.

Section 7.5Indemnification Procedures.

(a)Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement (a “Third-Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Expense that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume the defense of, any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense. In the event that the Indemnifying Party assumes the defense of any Third-Party Claim, subject to Section 7.5(b), the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third-Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by the Indemnified Party, subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to notify promptly the Indemnified Party in writing of its election to defend as provided in this Agreement, the Indemnified Party may, subject to Section 7.5(b) pay, compromise and defend such Third-Party Claim and seek indemnification for any and all Expenses based upon, arising from or relating to such Third-Party Claim. AQSP and the Company Owners shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.

(b)Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third-Party

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Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 7.5(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.5(a), the Indemnified Party shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed).

(c)Direct Claims. Any claim by an Indemnified Party on account of an Expense which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Expense that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim, and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

(d)Manner of Payment. Any amounts owing from a Company Owner pursuant to this Article VII shall be made as follows: (i) first, an amount of Escrowed Cash and Escrowed Shares, pro rata in the Cash/Share Ratio, with aggregate Deemed Value equal to the lesser of (A) the aggregate amount owing or (B) the aggregate Deemed Value of any remaining Escrowed Cash and Escrowed Shares, and (ii) thereafter, directly by the Company Owners to AQSP (payable in cash and shares of AQSP Common Stock, pro rata in the Cash/Share Ratio.

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(e)When is Payment Due. Any cash indemnification payment to be made pursuant to this Article VII shall be effected by wire transfer of immediately available funds to the applicable account designated by AQSP or Company Owners Representative, as applicable. Any indemnification payment satisfied by transfer of by AQSP Common Stock shall be effected by delivery of an assignment separate from certificate assigning such AQSP Common Stock to AQSP (or its designee). All such indemnification obligations shall be made within five (5) Business Days after the indemnified Expenses have been determined by (i) a final, non-appealable order or judgment of a court of competent jurisdiction or (ii) a written, executed agreement between AQSP and the Company Owners Representative.

(f)Release of Escrowed Shares and Escrowed Cash. On the twelve (12) month anniversary of the Closing Date (except if not a Business Day, then the next Business Day) (the “Release Date”), any portion of the Escrowed Cash remaining as of the Release Date shall be released to the Company Owners based on their Pro Rata Shares and in accordance with the instructions of the Company Owners Representative, and all Escrowed Shares shall be delivered to the applicable Company Owners; provided that the Escrow Agent shall continue to hold Escrowed Cash and Escrowed Shares, pro rata in the Cash/Share Ratio, with a Deemed Value equal to the lesser of (i) the Deemed Value of the aggregate remaining Escrowed Cash and Escrowed Shares and (ii) the sum of: (A) the aggregate amount claimed by an AQSP Indemnified Party pursuant to claims made in accordance with this Article VII and not fully resolved prior to such date, plus (B) the aggregate outstanding payments pending to an AQSP Indemnified Party pursuant to Section 7.5(c).  At any time following the Release Date, to the extent the Deemed Value of the Escrowed Cash and Escrowed Shares exceeds the aggregate amount claimed by the AQSP Indemnified Parties pursuant to claims made prior to the Release Date and not fully resolved prior to the time of determination, such excess shall be promptly released to each Company Owner as set forth with the previous sentence, pro rata in the Cash/Share Ratio.

ARTICLE VIII

TERMINATION, AMENDMENT, AND WAIVER

Section 8.1Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Effective Time (whether before or after the receipt of the Requisite AQSP Vote) by the mutual written consent of AQSP and the Company.

Section 8.2Termination by Either AQSP or the Company. This Agreement may be terminated by either AQSP or the Company at any time prior to the Effective Time (whether before or after the receipt of the Requisite AQSP Vote):

(a)if the Merger shall not have been consummated on or prior to 5:00 p.m., Central Time, on the End Date; or

(b)if any Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced, or entered any Law or Order making illegal, permanently

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enjoining, or otherwise permanently prohibiting the consummation of the Merger, the AQSP Stock Issuance, or the other transactions contemplated by this Agreement, and such Law or Order shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 8.2(b) shall not be available to any party whose breach of any representation, warranty, covenant, or agreement set forth in this Agreement has been the cause of, or resulted in, the issuance, promulgation, enforcement, or entry of any such Law or Order.

Section 8.3Termination by AQSP. This Agreement may be terminated by AQSP at any time prior to the Effective Time if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of the Company or any Company Owner set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.2(a) or Section 6.2(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, however, that AQSP shall have given the Company at least 30 days written notice prior to such termination stating AQSP’s intention to terminate this Agreement pursuant to this Section 8.3; provided further, that AQSP shall not have the right to terminate this Agreement pursuant to this Section 8.3 if AQSP is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.4Termination by the Company. This Agreement may be terminated by the Company at any time prior to the Effective Time if there shall have been a breach of any representation, warranty, covenant, or agreement on the part of AQSP or Jacobs Owner set forth in this Agreement such that the conditions to the Closing of the Merger set forth in Section 6.3(a) or Section 6.3(b), as applicable, would not be satisfied and, in either such case, such breach is incapable of being cured by the End Date; provided, however, that the Company shall have given AQSP at least 30 days written notice prior to such termination stating the Company’s intention to terminate this Agreement pursuant to this Section 8.4; provided further, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.4 if the Company is then in material breach of any representation, warranty, covenant, or obligation hereunder, which breach has not been cured.

Section 8.5Notice of Termination; Effect of Termination. The party desiring to terminate this Agreement pursuant to this Article VIII (other than pursuant to Section 8.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section 8.5 shall be effective immediately upon delivery of such written notice to the other party. If this Agreement is terminated pursuant to this Article VII, it shall become void and of no further force and effect, with no liability on the part of any party to this Agreement (or any stockholder, director, officer, employee, agent, or Representative of such party) to any other party hereto, except: (a) with respect to Section 5.3(b), this Section 8.5, Section 8.6, and Article IX (and any related definitions contained in any such Sections or Article), which shall remain in full force and effect; and (b) with respect to any liabilities or damages incurred or suffered by a party, to the extent such liabilities or damages were the result of fraud or the breach by another party of any of its representations, warranties, covenants, or other agreements set forth in this Agreement. In the event of any termination, AQSP shall pay to the Company (promptly following receipt of proof of amounts owed with respect thereto) the Legal Fee Reimbursement Amount.

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Section 8.6Amendment. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Requisite AQSP Vote, by written agreement signed by each of the parties hereto; provided, however, that following the receipt of the Requisite AQSP Vote, there shall be no amendment or supplement to the provisions of this Agreement which by Law or in accordance with the rules of any relevant self-regulatory organization would require further approval by the AQSP stockholders without such approval.

Section 8.7Extension; Waiver. At any time prior to the Effective Time, AQSP, on the one hand, or the Company, on the other hand, may: (a) extend the time for the performance of any of the obligations of the other party(ies); (b) waive any inaccuracies in the representations and warranties of the other party(ies) contained in this Agreement or in any document delivered under this Agreement; or (c) unless prohibited by applicable Law, waive compliance with any of the covenants, agreements, or conditions contained in this Agreement. Any agreement on the part of a party to any extension or waiver shall be valid only if set forth in an instrument in writing signed by such party. The failure of any party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

ARTICLE IX

MISCELLANEOUS

Section 9.1Definitions. For purposes of this Agreement, the following terms shall have the following meanings when used herein with initial capital letters:

“10-Day Trading Average” means the arithmetic average (for consecutive trading days) of the closing trading price of a share of AQSP Common Stock on the OTC (for each trading day) as of the close of business during the ten consecutive trading days preceding the last Business Day before the date of this Agreement or, if this Agreement is modified with respect to a term that relates to the amount or type of the consideration the Company Owners will receive in connection with the Merger, subject to the exceptions set forth in Treasury Regulations Section 1.368-1(e)(2)(ii)(B)(2) and (3), the arithmetic average (for consecutive trading days) of the closing trading price of a share of AQSP Common Stock on the OTC (for each trading day) as of the close of business during the ten consecutive trading days preceding the last Business Day before the date of such modification.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by,” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by Contract, or otherwise.

“Affordable Care Act” means the Patient Protection and Affordable Care Act (PPACA), as amended by the Health Care and Education Reconciliation Act (HCERA).

“Agreement” has the meaning set forth in the Preamble.

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“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“AQSP” has the meaning set forth in the Preamble.

“AQSP Balance Sheet” has the meaning set forth in Section 4.4(c).

“AQSP Benefit Plans” has the meaning set forth in Section 5.7(b).

“AQSP Board” has the meaning set forth in the Recitals.

“AQSP/Company Loan” has the meaning set forth in Section 5.15(a).

“AQSP Common Stock” has the meaning set forth in the Recitals.

“AQSP Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by AQSP to the Company concurrently with the execution of this Agreement.

AQSP Equity Award” means an AQSP Stock Option or an AQSP Restricted Share granted under one of the AQSP Stock Plans, as the case may be.

“AQSP Fundamental Representations and Warranties” means those representations and warranties of AQSP set forth in Section 4.1, Section 4.2, Section 4.3 and Section 4.8.

“AQSP Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of AQSP and its Subsidiaries, taken as a whole; or (b) the ability of AQSP to consummate the transactions contemplated hereby on a timely basis; provided, however, that an AQSP Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions, or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; (iv) general conditions in the industry in which AQSP and its Subsidiaries operate; (v) any failure, in and of itself, by AQSP to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings, or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an AQSP Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso); or (vi) any change, in and of itself, in the market price or trading volume of AQSP’s securities or in its credit ratings (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or would reasonably be expected to become, an AQSP Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by a clause of this proviso), provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether an AQSP Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or

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effect has a disproportionate effect on AQSP and its Subsidiaries, taken as a whole, compared to other participants in the industries in which AQSP and its Subsidiaries conduct their businesses.

“AQSP Name Change” means changing the name of AQSP to “CBD Lion Corp.” or such other name mutually acceptable to the parties hereto.

“AQSP Preferred Stock” means AQSP’s Series A Preferred Stock, par value $0.001 per share and AQSP’s Series B Preferred Stock, par value $0.001 per share.

“AQSP Restricted Share” means any AQSP Common Stock subject to vesting, repurchase, or other lapse of restrictions granted under any AQSP Stock Plan.

“AQSP SEC Documents” has the meaning set forth in Section 4.4(a).

“AQSP Securities” has the meaning set forth in Section 4.2(a)(i).

“AQSP Stockholder Approval Matters” means the approval of this Agreement, the Merger and the AQSP Stock Issuance.

“AQSP Stock Issuance” has the meaning set forth in the Recitals.

“AQSP Stock Option” means any option, warrant, or right to purchase warrant to purchase AQSP Common Stock granted under any AQSP Stock Plan.

“AQSP Stock Plans” means the AQSP Board Approval for the issuance of any warrants or options exercisable or convertible into shares of AQSP Common Stock that has been approved by the AQSP Board.

“AQSP Subsidiary Securities” has the meaning set forth in Section 4.2(c).

“AQSP Ticker Change” means changing AQSP’s OTC ticker symbol to “ROAR” or such other ticker symbol mutually acceptable to the parties hereto.

“AQSP Voting Debt” has the meaning set forth in Section 4.2(b).

“Business Day” means any day, other than Saturday, Sunday, or any day on which banking institutions located in Chicago, Illinois are authorized or required by Law or other governmental action to close.

“Cash Consideration” means an amount equal to $2,000,000.

“Cash/Share Ratio” means the relative Deemed Value of the Cash Consideration compared to the Deemed Value of the Stock Consideration.

“Charge” has the meaning set forth in Section 9.16(c).

“Charter Documents” means: (a) with respect to a corporation, the charter, articles or certificate of incorporation, as applicable, and bylaws thereof; (b) with respect to a limited liability company, the certificate of formation or articles of organization, as applicable, and the

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operating or limited liability company agreement, as applicable, thereof; (c) with respect to a partnership, the certificate of formation and the partnership agreement; and (d) with respect to any other Person the organizational, constituent or governing documents or instruments of such Person.

“Closing” has the meaning set forth in Section 1.2.

“Closing Capital Structure Schedule” has the meaning set forth in Section 5.14.

“Closing Date” has the meaning set forth in Section 1.2.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and as codified in Section 4980B of the Code and Section 601 et. seq. of ERISA.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Audit” means the audit of the Company’s Annual Financial Statements and Interim Financial Statements by Fruci & Associates.

“Company Continuing Employees” has the meaning set forth in Section 5.7(a).

“Company Disclosure Letter” means the disclosure letter, dated as of the date of this Agreement and delivered by the Company to AQSP concurrently with the execution of this Agreement.

“Company Employee” has the meaning set forth in Section 3.12(a).

“Company Employee Plans” has the meaning set forth in Section 3.12(a).

“Company ERISA Affiliate” means all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company or any of its Affiliates as a “single employer” within the meaning of Section 414 of the Code.

“Company Fundamental Representations and Warranties” means those representations and warranties of the Company or each Company Owner set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.6, Section 3.10 and Section 3.14.

“Company IP” has the meaning set forth in Section 3.7(b).

“Company IP Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, waivers, releases, permissions, and other Contracts, whether written or oral, relating to Intellectual Property and to which the Company or any of its Subsidiaries is a party, beneficiary, or otherwise bound.

“Company IT Systems” means all software, computer hardware, servers, networks, platforms, peripherals, data communication lines, and other information technology equipment and related systems that are owned or used by the Company or any of its Subsidiaries.

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“Company Material Adverse Effect” means any event, occurrence, fact, condition, or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Company; or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis; provided, however, that, a Company Material Adverse Effect shall not be deemed to include events, occurrences, facts, conditions or changes arising out of, relating to, or resulting from: (i) changes generally affecting the economy, financial, or securities markets; (ii) the announcement of the transactions contemplated by this Agreement; (iii) any outbreak or escalation of war or any act of terrorism; or (iv) general conditions in the industry in which the Company operates; provided further, however, that any event, change, and effect referred to in clauses (i), (iii), or (iv) immediately above shall be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, change, or effect has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Company Manager” has the meaning set forth in the Recitals.

“Company Material Contract” has the meaning set forth in Section 3.15(a).

“Company Membership Interests” has the meaning set forth in the Recitals.

“Company-Owned IP” means all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Owner” has the meaning set forth in the Preamble.

“Company Owners Representative” has the meaning set forth in Section 9.16(a).

“Confidentiality Agreement” has the meaning set forth in Section 5.3(b).

“Consent” has the meaning set forth in Section 3.3(c).

“Contracts” means any contracts, agreements, licenses, notes, bonds, mortgages, indentures, leases, or other binding instruments or binding commitments, whether written or oral.

“Deemed Value” means, with respect to cash, the face value of the cash, and with respect to AQSP Common Stock, the value calculated in accordance with the 10-Day Trading Average.

“Direct Claim” has the meaning set forth in Section 7.5(c).

“Effective Time” has the meaning set forth in Section 1.3.

“EL Employment Agreement” has the meaning in Section 5.12.

“End Date” means (i) October 31, 2019 but only in the event AQSP has not received any communications from the SEC regarding preliminary Information Statement within ten (10)

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Business Days of the filing thereof (or has been notified by the SEC that the SEC will not comment on the preliminary Information Statement), otherwise (ii) December 31, 2019.

“Environmental Laws” means any applicable Law, and any Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” means an escrow agent reasonably acceptable to AQSP and the Company Owners Representative.

“Escrow Agreement” has the meaning set forth in Section 5.18.

“Escrowed Cash” means an amount equal to $200,000.

“Escrowed Shares” means such number of shares of AQSP Common Stock equal to ten percent (10%) of the number of shares of AQSP Common Stock constituting the Stock Consideration.

“Estimated Tax Distribution” means a dividend or distribution to each Company Owner in an amount equal to the product of (a) the estimated taxable income allocated by the Company to the Company Owner for the short Tax year ending on the Closing Date (as reasonably determined by the Company’s accountant), multiplied by (b) the highest effective combined federal, state and local income tax rate (including any tax rate imposed on “net investment income” by Section 1411 of the Code) applicable during such period to an individual residing in the State of Illinois with respect to the type or character of the particular income (whether capital gain, ordinary income or otherwise), and taking into account any limitations on the deductibility of any Expenses or other amount (or the usage of any loss and treating all state and local income taxes as not deductible).

“Estoppel Letter” has the meaning set forth in Section 5.19.

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“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors, and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution, and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing, and mailing of the Information Statement, or in connection with other regulatory approvals, and all other matters related to the Merger, the AQSP Stock Issuance, and the other transactions contemplated by this Agreement.

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Fundamental Representations and Warranties” means the AQSP Fundamental Representations and Warranties and the Company Fundamental Representations and Warranties.

“GAAP” has the meaning set forth in Section 3.4(a).

“GMJ” has the meaning set forth in the Preamble.

“Governmental Entity” has the meaning set forth in Section 3.3(c).

“Hazardous Substance” shall mean: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral, or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“IL Articles of Merger” has the meaning set forth in Section 1.3.

“IL LLCA” has the meaning set forth in the Recitals.

“Indemnifiable Company Party” has the meaning set forth in Section 5.8(a).

“Indemnified Party” has the meaning set forth in Section 7.4.

“Indemnifying Party” has the meaning set forth in Section 7.4.

“Information Statement” has the meaning set forth in Section 3.17.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source or origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all

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registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations, and (f) other intellectual property and related proprietary rights, including, but not limited to any logos, color schemes, packaging materials, fictitious business names, brochures, marketing and explanatory materials, and proprietary formulae.

“Interest Ratio” means a fraction, the numerator of which is one, and the denominator of which is the number of Company Membership Interests outstanding immediately prior to the Closing, as set forth in Section 3.2(a) of the Company Disclosure Letter.

“Interim Balance Sheet” has the meaning set forth in Section 3.4(a).

“Interim Financial Statements” has the meaning set forth in Section 3.4(a).

“IRS” means the United States Internal Revenue Service.

“Jacobs Owner” has the meaning set forth in the Preamble.

“Key Person Employment Agreement” has the meaning in Section 5.12.

“Knowledge” means: (a) with respect to the Company, the actual knowledge of each of the individuals listed in Section 9.1 of the Company’s Disclosure Letter; and (b) with respect to AQSP and its Subsidiaries, the actual knowledge of each of the individuals listed in Section 9.1 of the AQSP Disclosure Letter; in each case, after due inquiry.

“Laws” means any federal, state, local, municipal, foreign, multi-national or other laws, common law, statutes, constitutions, ordinances, rules, regulations, codes, Orders, or legally enforceable requirements enacted, issued, adopted, promulgated, enforced, ordered, or applied by any Governmental Entity, other than any other federal or state laws prohibiting the manufacture, sale, distribution or transport of CBD-infused products or services as currently provided by the Company.

“Lease” shall mean all leases, subleases, licenses, concessions, and other agreements (written or oral) under which the Company holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of the Company thereunder.

“Leased Real Estate” shall mean all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property held by the Company.

“Legal Action” means any legal, administrative, arbitral, mediation, or other proceedings, suits, actions, investigations, examinations, claims, audits, hearings, charges, complaints, indictments, litigations, or examinations.

“Legal Fee Reimbursement Amount” means an amount equal to 50% of the Company’s legal fees incurred in connection with the negotiation and preparation of the

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agreements and other documents prepared in connection with the transactions contemplated herein.

“Liability” shall mean any liability, indebtedness, or obligation of any kind (whether accrued, absolute, contingent, matured, unmatured, determined, determinable, or otherwise, and whether or not required to be recorded or reflected on a balance sheet under GAAP).

“Liens” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.

“Life Safety Sublease” means that certain Sublease Agreement, dated as of March 14, 2019 by and between the Company and Life Safety Power Inc., an Illinois corporation, with respect to the property located at 750 Tower Rd., Unit B, Mundelein IL.

“Lundgren Guaranty” means Erik Lundgren’s personal guaranty of the Life Safety Sublease.

“Mailing Date” has the meaning set forth in Section 5.5.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” means the Cash Consideration and the Stock Consideration.

“Multiemployer Plan” has the meaning set forth in Section 3.12(c).

“NV Articles of Merger” has the meaning set forth in Section 1.3.

“NVCA” has the meaning set forth in the Recitals.

“OTC” means the Over-The-Counter Bulletin Board.

“Order” has the meaning set forth in Section 3.9.

“Other Governmental Approvals” has the meaning set forth in Section 3.3(c).

“Outside CBD Business Interests” has the meaning set forth in Section 3.18.

“Owned Real Estate” shall mean all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, owned by the Company.

“PBGC” has the meaning set forth in Section 3.12(d).

“Per Interest Cash Consideration” has the meaning set forth in Section 2.1(a).

“Per Interest Stock Consideration” has the meaning set forth in Section 2.1(a).

“Permits” has the meaning set forth in Section 3.8(b).

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“Permitted Liens” means: (a) statutory Liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Entities having jurisdiction over such Person’s owned or leased real property, which are not violated by the current use and operation of such real property; (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; (e) any right of way or easement related to public roads and highways, which do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses; and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement, and similar legislation.

“Person” means any individual, corporation, limited or general partnership, limited liability company, limited liability partnership, trust, association, joint venture, Governmental Entity, or other entity or group (which term shall include a “group” as such term is defined in Section 13(d)(3) of the Exchange Act).

“Pro Rata Share” means, with respect to any Company Owner, that percentage appearing next to such Company Owner’s name set forth on Section 3.2(a) of the Company Disclosure Letter.

“Related Party Debt Reimbursement Amount” means an amount not to exceed $462,430 to be used to pay off at the Closing related party indebtedness (with the exact amount to be provided by the Company to AQSP in writing not less than two Business Days prior to Closing).

“Release Date” has the meaning set forth in Section 7.5(f).

“Representatives” has the meaning set forth in Section 5.3(b).

“Requisite AQSP Vote” has the meaning set forth in Section 4.3(a).

“SEC” has the meaning set forth in Section 4.3(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Stock Consideration” means 5,000,000 shares of AQSP Common Stock.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other business entity of which a majority of the shares of voting securities is at the time beneficially owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by such Person.

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“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement, or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 7.5(a).

“WCJ” has the meaning set forth in the Preamble.

Section 9.2Interpretation; Construction.

(a)The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section, Exhibit, Article, or Schedule, such reference shall be to a Section of, Exhibit to, Article of, or Schedule of this Agreement unless otherwise indicated. Unless the context otherwise requires, references herein: (i) to an agreement, instrument, or other document means such agreement, instrument, or other document as amended, supplemented, and modified from time to time to the extent permitted by the provisions thereof; and (ii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. Whenever the words “include,” “includes,” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” and the word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.” A reference in this Agreement to $ or dollars is to U.S. dollars. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. The words “hereof,” “herein,” “hereby,” “hereto,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and AQSP Disclosure Letter.

(b)The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

Section 9.3Confidentiality Agreement. The Confidentiality Agreement shall survive termination of this Agreement in accordance with its terms.

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Section 9.4Governing Law. This Agreement and all Legal Actions (whether based on contract, tort, or statute) arising out of or relating to this Agreement or the actions of any of the parties hereto in the negotiation, administration, performance, or enforcement hereof, shall be governed by and construed in accordance with the internal laws of the State of Illinois without giving effect to any choice or conflict of law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of Laws of any jurisdiction other than those of the State of Illinois.

Section 9.5Submission to Jurisdiction. Each of the parties hereto irrevocably agrees that any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other party hereto or its successors or assigns shall be brought and determined exclusively in the State courts located in Lake County, Illinois. Each of the parties hereto agrees that mailing of process or other papers in connection with any such Legal Action in the manner provided in Section 9.7 or in such other manner as may be permitted by applicable Laws, shall be valid and sufficient service thereof. Each of the parties hereto hereby irrevocably submits with regard to any such Legal Action for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it shall not bring any Legal Action relating to this Agreement or any of the transactions contemplated by this Agreement in any court or tribunal other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim, or otherwise, in any Legal Action with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder: (a) any claim that it is not personally subject to the jurisdiction of the above named courts for any reason other than the failure to serve process in accordance with this Section 9.5; (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise); and (c) to the fullest extent permitted by the applicable Law, any claim that (i) the suit, action, or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action, or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.6Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION; (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG

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OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6

Section 9.7Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 9.7):

If to AQSP or any Jacobs Owner, to:	Acquired Sales Corp. 31 N. Suffolk Lane
Lake Forest, Illinois 60045
Attention: Gerard M. Jacobs
Email: lakegeneva91@gmail.com

If to the Company or any Company Owner, to:	CBD Lion LLC
750 Tower Rd., Unit B Mundelein, Illinois 60060
Attention: Erik Lundgren
Email: erik@cbdlion.com

with a copy (which shall not constitute	Taft Stettinius & Hollister LLP
notice to the Company) to:	111 E. Wacker Drive, Suite 2800 Chicago, Illinois 60601
Attention: Jeremy Stonehill
Email: jstonehill@taftlaw.com

or to such other Persons, addresses or facsimile numbers as may be designated in writing by the Person entitled to receive such communication as provided above.

Section 9.8Entire Agreement. This Agreement (including the Exhibits to this Agreement), the Company Disclosure Letter, the AQSP Disclosure Letter, and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all other prior agreements and understandings, both written and oral, among the parties to this Agreement with respect to the subject matter of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement, the Confidentiality Agreement, the AQSP Disclosure Letter, and the Company Disclosure Letter (other than an exception expressly set forth as such in the AQSP Disclosure Letter or Company Disclosure Letter), the statements in the body of this Agreement shall control.

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Section 9.9No Third-Party Beneficiaries. Except as provided in Section 5.8 (which shall be to the benefit of the parties referred to in such section), this Agreement is for the sole benefit of the parties hereto and their permitted assigns and respective successors and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 9.10Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 9.11Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither AQSP on the one hand, nor the Company on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party. No assignment shall relieve the assigning party of any of its obligations hereunder.

Section 9.12Remedies. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law, or in equity. The exercise by a party to this Agreement of any one remedy shall not preclude the exercise by it of any other remedy.

Section 9.13Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Illinois or any Illinois state court, in addition to any other remedy to which they are entitled at Law or in equity.

Section 9.14Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, all of which shall be one and the same agreement. This Agreement shall become effective when each party to this Agreement shall have received counterparts signed by all of the other parties.

Section 9.15Expenses. In the event the Closing shall have occurred, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants (that remain outstanding as of the Closing), incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by AQSP. Except as otherwise expressly provided herein (including, but not limited to, Section 8.5), in the event this Agreement is terminated prior to the Closing (for any reason) all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants,

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incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided that in such an event, the parties hereby agree that the Legal Fee Reimbursement Amount shall be treated as an expense of AQSP and AQSP shall be responsible for paying such amount to the Company’s counsel.

Section 9.16Company Owners Representative.

(a)Effective upon each Company Owner’s execution and delivery of this Agreement, and without any further act of any of the Company Owners or the Company Owners’ Representative, Erik S. Lundgren, is hereby, subject to removal or replacement pursuant to Section 9.16(c), irrevocably appointed as the representative of the Company Owners and as the attorney-in-fact and agent for and on behalf of each Company Owner for purposes of this Agreement and all the other agreements, certificates, documents and transactions contemplated hereby (the “Company Owners Representative”). The Company Owners Representative shall be empowered to take all such actions contemplated to be taken by the Company Owners Representative under this Agreement and all such other actions on behalf of the Company Owners, individually or collectively, as he/she may deem necessary, appropriate or convenient relating to, in connection with or to consummate the transactions contemplated hereby or thereby, including (i) taking all actions and making all filings on behalf of such Company Owners with any Governmental Entity or other Person necessary to effect the consummation of the transactions contemplated by this Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts and arbitrators with respect to, and otherwise administering and handling any claims under this Agreement on behalf of the Company Owners, including indemnification claims, (iii) negotiating and executing any waivers or amendments of this Agreement (provided, that any amendment that will adversely and disproportionately affect the rights or obligations of any Company Owner as compared to the other Company Owners will require the prior written consent of such adversely and disproportionally affected Company Owner), and (iv) taking all other actions that are either necessary, appropriate or convenient in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement.  The Company Owners Representative hereby accepts such appointment.

(b)A decision, act, consent or instruction of the Company Owners Representative hereunder will constitute a decision, act, consent or instruction of all Company Owners and will be final, binding and conclusive upon each of the Company Owners, and the Escrow Agent, the Company, AQSP and each Jacobs Owner may rely upon any such decision, act, consent or instruction of the Company Owners Representative as being the decision, act, consent or instruction of each and every Company Owner.  The Escrow Agent, the Company, AQSP and each Jacobs Owner Buyer will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Company Owners Representative.

(c)Company Owners Representative will have the right to recover from the Company Owners, up to each Company Owner’s Pro Rata Share of, (i) the Company

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Owners Representative’s reasonable out-of-pocket expenses (including fees and costs of attorneys, accountants or other advisors) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in Section 9.16(e) (each item in the foregoing clauses (i) and (ii) referred to as a “Charge”).  Such amounts shall first be paid upon written request thereof by the Company Owners Representative including suitable backup documentation thereof.

(d)The Company Owners Representative will incur no liability with respect to any action taken or suffered by any party to this Agreement in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Company Owners Representative to be genuine and to have been signed by the proper Person (and the Company Owners Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own gross negligence, bad faith or willful misconduct.  In all questions arising under or relating to this Agreement or the Escrow Agreement, the Company Owners Representative may rely on the advice of outside counsel, and the Company Owners Representative will not be liable to any Company Owner for anything done, omitted or suffered in good faith by the Company Owners Representative based on such advice.

(e)The Company Owners hereby jointly and severally indemnify the Company Owners Representative and hold the Company Owners Representative harmless against any Expenses incurred on the part of the Company Owners Representative and arising out of or in connection with the acceptance or administration of the Company Owners Representative’s duties hereunder, including the reasonable fees and costs of any attorneys and advisors retained by the Company Owners Representative, except to the extent arising from Company Owners Representative’s own gross negligence, bad faith or willful misconduct.  As between the Company Owners, such Expenses shall be apportioned in accordance with their respective Pro Rata Share, and a Company Owner paying such Expenses shall have a right to reimbursement from the other Company Owners for any such Expenses paid in excess of its Pro Rata Share.

(f)At any time, a super-majority-in-interest of Company Owners may, by written consent, remove the Person then appointed as the Company Owners Representative or appoint a new Person as the Company Owners Representative.  Notice, together with a copy of the written consent appointing such new representative and bearing the signatures of a super-majority-in-interest of the Company Owners must be delivered to Company Owners Representative, AQSP, and, if applicable, the Company and the Escrow Agent not less than ten (10) Business Days prior to such appointment.  For the purposes of this Section 9.16, a “super-majority-in-interest of the Company Owners” will mean Company Owners having a combined Pro Rata Share of more than seventy five percent (75%).

(g)In the event that the Company Owners Representative becomes unable or unwilling to continue in its capacity as Company Owners Representative, or if the Company Owners Representative resigns as a Company Owners Representative, a majority-in-interest of the Company Owners may, by written consent, appoint a new representative as the Company Owner’ Representative.  Notice and a copy of the written

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consent appointing such new representative and bearing the signatures of a majority-in-interest of the Company Owners must be delivered to AQSP and, if applicable, the Escrow Agent and the Company. For the purposes of this Section 9.16, a “majority-in-interest of the Company Owners” will mean Company Owners having a combined Pro Rata Share of more than fifty percent (50%).

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ACQUIRED SALES CORP.

By:	/s/ Gerard M. Jacobs
Name:	Gerard M. Jacobs
Title:	CEO

JACOBS OWNERS:

/s/ Gerard M. Jacobs
GERARD M. JACOBS

/s/ William C. Jacobs
WILLIAM C. JACOBS

CBD LION LLC

By:	/s/ Erik S. Lundgren
Name:	Erik S. Lundgren
Title:	CEO

COMPANY OWNERS:

/s/ Erik S. Lundgren
ERIK S. LUNDGREN

/s/ Katie M. Nauert
KATIE M. NAUERT

/s/ Andrew Stepniak
ANDREW STEPNIAK

/s/ Gary S. Lundgren
GARY S. LUNDGREN

/s/ Gayle Lundgren
GAYLE LUNDGREN

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